Exhibit 2.1

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SHARE PURCHASE AGREEMENT

FOR ALL OF THE OUTSTANDING SHARES OF

MOVEA SA

BY AND AMONG

INVENSENSE INTERNATIONAL, INC.,

MOVEA SA,

THE MANAGEMENT OF MOVEA SA,

EXECUTING SELLING SHAREHOLDERS,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE HOLDER REPRESENTATIVE

JULY 7, 2014

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of July 7, 2014, is entered into by and among InvenSense International, Inc., a Cayman Islands corporation (“Purchaser”), the management of the Company named on the signature pages hereof (the “Management”), acting severally and not jointly (conjointement et sans solidarité entre eux), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Holder Representative, the Persons named as the Executing Selling Shareholders of Movea SA (the “Company”) on the signature pages hereof (the “Executing Selling Shareholders”) acting severally and not jointly (conjointement et sans solidarité entre eux) and the Company.

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WHEREAS, the parties intend that, subject to the terms and conditions herein, Purchaser shall purchase from the Selling Shareholders, and the Selling Shareholders shall sell, transfer and assign or convey to Purchaser, all of the issued and outstanding share capital of the Company.

WHEREAS, the Selling Shareholders desire to sell all of the Company Shares, and Purchaser desires to acquire all of the Company Shares, for the consideration and the terms set forth in this Agreement.

WHEREAS, the Executing Selling Shareholders collectively hold and own at least 95% of the issued and outstanding Company Shares (on a fully diluted basis).

WHEREAS, Management will cause the holders of Company Shares who did not execute this Agreement and who are listed in Exhibit F of this Agreement (the “Non-Executing Shareholders”) (collectively with the Executing Selling Shareholders, the “Selling Shareholders”) to sign a Short Form Share Purchase Agreement in the form attached hereto as Exhibit G (the “Short Form SPA”).

WHEREAS, prior to the Closing, Management will cause (i) each holder of an option to purchase Company Shares granted pursuant to a Company Option Plan (a “Company Option”) and (ii) each holder of a warrant to purchase Company Shares (a “Company Warrant” and collectively with a Company Option, a “Derivative Security”) to exercise such Derivative Security and sell the underlying Company Shares to Purchaser or to sign an acknowledgement of cancellation of such Derivative Security in the form attached hereto as Exhibit E (the “Derivative Security Cancellation Acknowledgement”) to be delivered by Management to Purchaser at or prior to Closing.

WHEREAS, Purchaser shall have certain indemnification rights against the Executing Selling Shareholders, as further set forth in this Agreement, and will deposit with the Escrow Agent the Escrow Amount otherwise payable by Purchaser to the Executing Selling Shareholders to be held in accordance with the provisions of an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”).

WHEREAS, the parties have drafted this Agreement for the purpose of setting out the terms and conditions of this share purchase agreement:

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

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ARTICLE I

DESCRIPTION OF THE TRANSACTION

Section 1.1	Sale and Purchase of Shares.

On the terms and subject to the conditions of this Agreement, each Executing Selling Shareholder, severally and not jointly (conjointement et sans solidarité entre eux), agrees to sell, transfer and deliver to Purchaser at the Closing, and Purchaser agrees to purchase from such Executing Selling Shareholder, all of the Company Shares owned by such Executing Selling Shareholder as of immediately prior to the Closing, as set forth on the Consideration Allocation Certificate, free and clear of all Liens, in exchange for their portion of the Closing Consideration and of the Earn-Out Payments (if any), as set forth on the Consideration Allocation Certificate, subject to Sections 1.4, 1.6, 1.8 and 1.9.

Section 1.2	Derivative Securities.

(a) From the date of this Agreement until five (5) Business Days prior to the Closing (the “Exercise Period”), Management shall cause each holder of Derivative Securities to be notified of the option to exercise such Derivative Security prior to the Closing. In such notice, Management shall offer each holder of Derivative Securities that are vested or will be vested as a result of this Agreement on the Closing Date and that have an exercise price less than the fraction of the Closing Consideration to which they are entitled in respect of any Derivative Security an option to exercise such Derivative Security conditioned on (i) payment of the exercise price by the Purchaser on behalf of such holder of Derivative Securities with the understanding that the Purchaser will pay the Company such exercise price at Closing and (ii) such holder’s executing of the Short Form SPA or this Agreement to sell the resulting Company Shares to Purchaser at the Closing. At the Closing, such holder that exercises his, her or its Derivative Securities will be treated for all purposes as a Selling Shareholder, except that such holder will only be entitled to receive the fraction of the Closing Consideration to which they are entitled in respect of any Derivative Security minus any exercise price of the Derivative Security paid by Purchaser on behalf of such holder as set forth in the Consideration Allocation Certificate. In addition, Management shall offer each holder of Derivative Securities that are vested or will be vested as a result of this Agreement on the Closing Date and that have an exercise price greater than the fraction of the Closing Consideration to which they are entitled in respect of any Derivative Security the option to exercise such Derivative Security conditioned on (i) payment of the exercise price in cash to the Company by such holder of Derivative Securities prior to end of the Exercise Period and (ii) such holder’s executing of the Short Form SPA or this Agreement to sell the resulting Company Shares to Purchaser at Closing.

(b) In the event that a holder of Derivative Securities does not exercise such Derivative Security during the Exercise Period, such holder shall sign the Derivative Security Cancellation Acknowledgement, acknowledging that such Derivative Security is cancelled without any consideration being payable in respect thereof.

(c) Prior to the Closing, the Executing Selling Shareholders shall exercise their voting rights (within the limit of their respective capacity as shareholder, director or employee (as the case may be)) to enable the Company to take all actions that are necessary or reasonably requested by the Purchaser to give effect to the transactions contemplated by this Section 1.2.

Section 1.3	Earn-Out Payments.

(a) In addition to the Closing Consideration, upon the attainment of certain milestones (each, a “Milestone”) set forth below, Purchaser shall, after the occurrence of each Milestone, deliver to the Paying Agent for payment to the Selling Shareholders as set forth in the Consideration Allocation Certificate, via wire transfer of immediately available funds, the respective amounts set forth below (each, an “Earn-Out Payment” and collectively the “Earn-Out Payments”):

(1) $8,000,000 United States dollars, upon a committed design win within twelve (12) months following the Closing Date from a Major SmartPhone OEM for a Combined Navigation Software Solution;

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(2) $5,000,000 United States dollars, upon the Company’s software including an inertial-based pedestrian dead reckoning service that is executing at less than one milliwatt of power with an accuracy of 10% over distance traveled on either a Purchaser integrated-processor solution or on a Purchaser recommended target processor that is agreed by management of both parties (with the Pre-Closing CEO of the Company choosing on behalf of the Seller), and provided such event occurs by December 28, 2014.

(b) Independence of Earn-Out Payments. Purchaser’s obligation to pay each of the Earn-Out Payments to the Paying Agent for distribution to the Selling Shareholders in accordance with this Section 1.3 is an independent obligation of Purchaser and is not otherwise conditioned or contingent upon the satisfaction of any other Earn-Out Payment and the obligation to pay an Earn-Out Payment to the Paying Agent for distribution to the Selling Shareholders shall not obligate Purchaser to pay any other.

(c) Timing of Payment of Earn-Out Payments. Any Earn-Out Payment that Purchaser is required to pay pursuant to Section 1.3(a) hereof shall be delivered to the Paying Agent by wire transfer in immediately available funds no later than thirty (30) days following the date upon which the determination is made that the Company achieved such Milestone.

(d) Post-closing Operation of the Business. Subject to the terms of this Agreement and the other Transaction Agreements, subsequent to the Closing, Purchaser shall have sole discretion with regard to all matters relating to the operation and funding of the Company; provided, however, Purchaser acknowledges that its business objectives are aligned with the Company’s achievement of each Milestone, and as of the Effective Date Purchaser’s management team intends that Purchaser’s business objectives will remain aligned with the achievement of each Milestone during the Earn-Out period and, provided that these objectives remain aligned in Purchaser’s sole discretion, will make reasonable efforts to achieve said Milestones consistent with Purchaser’s overall business objectives (provided for the avoidance of doubt that a goal of not paying the Earn-Out shall not be deemed an appropriate business objective for the purpose hereof). Notwithstanding anything to the contrary herein, (i) Purchaser has no obligation to operate or fund the Company in order to achieve any Milestone, (ii) any Earn-Out Payment is speculative and is subject to numerous factors outside the control of Purchaser, (iii) there is no assurance that the Selling Shareholders will receive any Earn-Out Payment, (iv) Purchaser undertakes to update quarterly the Holder Representative on the progress and any development in achieving the Milestones and (v) the parties solely intend the express provisions of this Agreement and the Transaction Agreements to govern their contractual relationship.

(e) Right of Set-off. Purchaser shall have the right to withhold and set off against any amount otherwise due to be paid to a given Selling Shareholder pursuant to this Section 1.3 the amount of any Damages to which any Indemnitee may be entitled from such Selling Shareholder under Article X with respect to Fundamental Representations, intentional misrepresentation, intentional breach of a covenant or fraud.

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Section 1.4	Working Capital Adjustment

The Closing Consideration shall be subject to adjustment by the amount of the Working Capital Adjustment Amount, which shall be calculated as set forth below.

(a) The “Working Capital Adjustment Amount” (which shall be expressed as a positive number) will be equal to the difference between negative three million dollars ($-3,000,000) (the “Target Working Capital”) and Closing Net Working Capital. If Closing Net Working Capital is less than the Target Working Capital, then the Closing Consideration shall be reduced by the amount of such shortfall (it being understood and agreed that Closing Net Working Capital may be a positive or a negative number). Notwithstanding anything to the contrary, no adjustment will occur if the Closing Net Working Capital is between Target Working Capital minus $250,000 and Target Working Capital plus $250,000 (the “$250k Range”).

(b) For purposes of this Agreement, “Closing Net Working Capital” means the difference of (i) US GAAP assets (not including the Aggregate Exercise Price Amount) minus (ii) US GAAP liabilities (not taking into account the Bonus Total Costs), in each case as of the close of business on the Closing Date and in each case calculated in accordance with US GAAP applied on a basis consistent with the application of US GAAP to the preparation of the Financial Statements as set forth in Section 5.7. For information purposes, Exhibit 1.4 sets forth the calculation of the Closing Net Working Capital as if the Closing has occurred on March 31, 2014.

(c) At least three (3) Business Days before the Closing, the Company shall deliver to Purchaser a statement setting forth (i) the Company’s best estimate of the amount of Closing Net Working Capital that the Company will have as of the close of business on the Closing Date (the “Estimated Closing Net Working Capital”); (ii) a detailed list of each item included in Closing Net Working Capital set forth in the Estimated Closing Net Working Capital (including the accounts in which cash is held and copies of the most recent available accounts statements for those accounts); (iii) a certificate of the Chief Executive Officer and Chief Financial Officer of the Company (the “Certifying Officers”) certifying that the Company’s statement of Estimated Closing Net Working Capital and itemization were prepared reasonably and in good faith and represent the Company’s best estimates of the amounts required to be set forth therein (the “Estimated Closing Net Working Capital Certificate”); and (iv) a reconciliation of Estimated Closing Net Working Capital from French GAAP to US GAAP.

(d) If Purchaser prior to the Closing identifies and asserts a disagreement with any item in the Estimated Closing Net Working Capital Certificate or with the resulting estimate of the Working Capital Adjustment Amount, the Company and Purchaser shall use their reasonable best efforts to resolve such disagreement prior to the Closing (or as soon after the Closing as possible). If such dispute is not resolved prior to the proposed Closing Date, Purchaser may elect to proceed with the Closing on the basis of the Estimated Closing Net Working Capital Certificate (and the estimated Working Capital Adjustment Amount resulting therefrom), or the Company and the Purchaser may mutually agree to proceed with the Closing on the basis of another estimate of Closing Net Working Capital and another estimate of the Working Capital Adjustment Amount. In either case, the rights of the parties hereto (including under this Section 1.4 and Article X) with respect to Closing Net Working Capital and the Working Capital Adjustment Amount will be preserved in all respects (and will not be deemed waived in any respect). If the parties proceed with the Closing on the basis of another estimate of Closing Net Working Capital, then all references below to Estimated Closing Net Working Capital shall be deemed to refer to this revised estimate at the Closing.

On or before 5:00 p.m. Pacific Daylight Time on the sixtieth (60th) Business Day after the Closing Date, the Purchaser shall deliver to the Holder Representative an update to the Estimated Closing Net

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Working Capital Certificate (the “Update”), certified by Purchaser, which will set forth, to the extent known to Purchaser, (x) the actual amounts as of the Closing Date of any items that were based on estimated amounts in the Estimated Closing Net Working Capital Certificate and (y) the corrected amounts of any items that are determined by Purchaser after the date of the Estimated Closing Net Working Capital Certificate to be incorrect. If, notwithstanding the requirements of this Section 1.4(d), an Update is not delivered, then the Estimated Closing Net Working Capital Certificate shall be treated as the Update and all references herein to the Update shall be construed to refer to the Estimated Closing Net Working Capital Certificate. If the Holder Representative disagrees in whole or in part with an Update delivered by Purchaser, then within thirty (30) Business Days after its receipt of the Update, it shall notify Purchaser of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement and the Holder Representative’s determination of the Closing Working Capital and the Working Capital Adjustment Amount. In the event that the Holder Representative does not provide a Notice of Disagreement within such thirty (30) Business Day period, the Holder Representative shall be deemed to have accepted the Update delivered by Purchaser, which shall be final, binding and conclusive for all purposes hereunder. If an item or items of disagreement remain(s) unresolved forty-five (45) Business Days after the delivery of a Notice of Disagreement, either Purchaser or the Holder Representative shall be entitled to submit within two (2) Business Days following such forty-five (45) Business Day period, the Update for review by BDO Consulting. BDO Consulting will act as a third party expert within the meaning of Article 1592 of the French civil code. If, for any reason, BDO Consulting is unable or unwilling to act, the Purchaser and the Holder Representative will appoint another recognized independent accounting firm to act as third party expert. If, after five (5) Business Days from the date of notification by BDO Consulting that it is unable or unwilling to act, the Purchaser and the Holder Representative have not agreed on a mutually agreeable replacement firm, then the replacement auditing firm shall be selected (on the application of any party) by the président of the tribunal de commerce of Paris (BDO Consulting or such auditing firm, the “Auditing Firm”). The Auditing Firm shall determine the actual Closing Net Working Capital and the Working Capital Adjustment Amount. The Auditing Firm shall be instructed to resolve the items as to which disagreement between the Parties then exists (and only such items) and to calculate the resulting Closing Net Working Capital and Working Capital Adjustment Amount, within twenty (20) Business Days after submission and such calculation shall be final and binding upon the parties. If the difference between (i) the Working Capital Adjustment Amount as determined by (A) the Update (if Purchaser and the Holder Representative agree with the Update) or (B) the Auditing Firm and (ii) the Working Capital Adjustment Amount derived from the Estimated Closing Net Working Capital Certificate is in favor of Purchaser and if the Closing Net Working Capital is outside the $250k Range, Purchaser shall be entitled to recover the amount of such difference from the Escrow Fund on a dollar-for-dollar “first dollar” basis without regard to the Basket Amount and the $250k Range otherwise provided for in Section 10.3(a). If the difference between (X) the Working Capital Adjustment Amount as determined by (1) the Update (if Purchaser and the Holder Representative agree with the Update) or (2) the Auditing Firm and (Y) the Working Capital Adjustment Amount derived from the Estimated Closing Net Working Capital Certificate is in favor of the Selling Shareholders and if the Closing Net Working Capital is outside the $250k Range, Purchaser shall promptly pay the amount of such difference to the Paying Agent for distribution to the Selling Shareholders. The fees and expenses of the Auditing Firm shall be borne one-half by the Purchaser and one-half by the Selling Shareholders out of the Escrow Fund; provided, however, that said fees and expenses shall be borne by the party requesting the Auditing Firm if it is the determination of the Auditing Firm that the Working Capital Adjustment Amount as determined by the Auditing Firm is within 15% of the Update.

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Section 1.5	Consideration Mechanics.

(a) Clarifications; Mechanics. Anything to the contrary notwithstanding:

(1) Out of the Closing Consideration payable at Closing for the Company Shares to be sold by the Selling Shareholders, Purchaser shall deliver the following:

(i) to the Escrow Agent, an amount in cash equal to the aggregate of (x) $5,000,000 (the “Escrow Amount”), plus (y) the amounts to be escrowed as set forth on Schedule 3 for consents not received in accordance with Sections 1.10(b)(17) and 1.10(b)(20), and in a form reasonably acceptable to Purchaser (the “Consent Escrow Amount”), plus (z) the IP Escrow, if any is set pursuant to Section 8.2(a) (together with the Escrow Amount and the Consent Escrow Amount, the “Aggregate Escrow Amount”);

(ii) to the Company, an amount in cash equal to the aggregate exercise price of all Derivative Securities exercised pursuant to Section 1.2(a) (the “Aggregate Exercise Price Amount”), on behalf and for the account of the holders of such Derivative Securities (i.e., such amount being taken from such holders’ portion of the Closing Consideration);

(iii) to GrowthPoint Technology Partners, on behalf and for the account of the Executing Selling Shareholders, an amount in cash equal to its fees and expenses payable at Closing as set forth in the Consideration Allocation Certificate (the “GrowthPoint Expenses”);

(iv) to Shareholder Representative Services LLC, on behalf and for the account of the Executing Selling Shareholders, an amount in cash equal to $50,000 (the “SRS Expenses”) and the Rep Reimbursement Amount (as defined below);

(v) to Jones Day, on behalf and for the account of the Executing Selling Shareholders, an amount in cash equal to its fees and expenses payable at Closing as set forth in the Consideration Allocation Certificate (the “Jones Day Expenses” and collectively with the GrowthPoint Expenses and the SRS Expenses, the “Transaction Expenses”);

(vi) to the Paying Agent, an amount in cash equal to the Closing Consideration minus the Transaction Expenses, minus the Aggregate Escrow Amount, minus the Rep Reimbursement Amount, minus the Aggregate Exercise Price Amount (the “Selling Shareholder Closing Consideration”), which shall be paid to the Selling Shareholders in accordance with the Consideration Allocation Certificate and the terms hereof. In addition, and with respect to each Selling Shareholders, severally and not jointly (conjointement et sans solidarité entre eux), Purchaser may deduct any withholding amounts as further described in this Article I.

(2) Neither the Purchaser nor any of its Representatives shall be responsible for the determination of the allocation of the Closing Consideration or any Earn-Out Payments, if any. The allocation of the Closing Consideration and potential Earn-Out Payments will be presented in the Consideration Allocation Certificate. Anything to the contrary notwithstanding, Purchaser and Paying

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Agent shall be entitled to rely entirely upon the Consideration Allocation Certificate in connection with making the payments pursuant to this Agreement and neither the Holder Representative nor any Selling Shareholder shall be entitled to make any claim in respect of the allocation of the payments made by Purchaser to or for the benefit of any Selling Shareholders to the extent that the payments are made in a manner consistent with the Consideration Allocation Certificate.

(3) The Purchaser will make the payments to the Selling Shareholders pursuant to this Agreement with the assistance of a Paying Agent, it being specified that such Paying Agent shall act under the Purchaser’s sole responsibility, and that Purchaser shall indemnify and hold the Selling Shareholders harmless from any damage suffered by them as a result of any action or failure to act of Purchaser’s Paying Agent; provided, however, that the Purchaser shall not indemnify and hold the Selling Shareholders harmless from any damage suffered by them as a result of (i) any errors in the Consideration Allocation Certificate or in any certificate, exhibit or schedule hereto which is furnished to the Purchaser by any of the Selling Shareholders or (ii) any failure of the Selling Shareholders to deliver the Paying Agent the items specified in Section 1.10(c)(2).

(4) Notwithstanding anything to the contrary in this Agreement, and excluding the Retention Awards pursuant to the terms of Section 6.3, the aggregate maximum consideration that Purchaser shall be required to pay to all of the Selling Shareholders pursuant to this Agreement shall in no event exceed an aggregate value of $74,500,000 United States dollars and the Paid Exercise Price.

(5) Anything in this Agreement to the contrary notwithstanding, no fractions of a cent will be payable hereunder.

Section 1.6	Escrow Fund.

(a) Escrow Deposit. At the Closing, Purchaser shall issue and deliver to the Escrow Agent, as the escrow agent under the Escrow Agreement, the Aggregate Escrow Amount in United States dollars in immediately available funds to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and released from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement.

(b) Executing Selling Shareholder’s Interest. Each Executing Selling Shareholder’s Interest, shall be set forth in the Consideration Allocation Certificate.

Section 1.7	Holder Representative Reimbursement Amount.

A portion of the Closing Consideration otherwise payable to the Executing Selling Shareholders equal to $150,000 (the “Rep Reimbursement Amount”), shall not be paid at the Closing to the Executing Selling Shareholders, but shall instead be deposited with the Holder Representative, to be used by the Holder Representative for the payment of expenses incurred or reasonably anticipated to be promptly incurred by the Holder Representative in performing its duties pursuant to this Agreement. The portion of the Closing Consideration to be contributed on behalf of each Executing Selling Shareholder hereunder to the Rep Reimbursement Amount shall be based on the Executing Selling Shareholder’s Interest as set forth on the Consideration Allocation Certificate. The Rep Reimbursement Amount shall in no manner affect or impact the amount of the Escrow Fund. The Executing Selling Shareholders will not receive any interest or earnings on the Rep Reimbursement Amount and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holder Representative will not be liable for any loss of principal of the Rep Reimbursement Amount other than as a result of its gross negligence or willful misconduct. The Holder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any

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other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Rep Reimbursement Amount will be treated as having been received and voluntarily set aside by the Executing Selling Shareholders at the time of Closing. In the event that the Holder Representative has not used the entire Rep Reimbursement Amount at such time as the later of the termination of the Escrow Period or final resolution of any outstanding disputes, the Holder Representative shall deliver any remaining amount to the Escrow Agent for distribution to the Executing Selling Shareholders pro rata to their respective Executing Selling Shareholder’s Interests and in accordance with the Escrow Agreement. If the Rep Reimbursement Amount shall be insufficient to reimburse the Holder Representative’s Rep Expenses (as defined below) in accordance with this Agreement, then upon written request of the Holder Representative, each Executing Selling Shareholder shall make a payment of its respective share of such additional Rep Expenses to the Holder Representative, in accordance with Section 11.3; provided, however, that any additional payment by each Executing Selling Shareholder shall not impact any of the obligations of each Executing Selling Shareholder pursuant to Article X and the Purchaser and Management shall have no obligation to fulfill the Executing Selling Shareholders’ obligation to pay such amounts.

Section 1.8	Consideration Charts.

(a) Estimated Consideration Allocation Chart. Prior to the date hereof, the Company provided the Purchaser with the Estimated Consideration Allocation Chart (attached hereto as Exhibit D) illustrating, among other things, the respective distribution for each Selling Shareholder of the consideration at Closing and for each prospective Earn-Out Payment, each based on certain hypothetical assumptions and conditions, including assumptions regarding the Working Capital Adjustment Amount. The Estimated Consideration Allocation Chart is not intended in any way to set forth the amounts that will actually be payable to the Selling Shareholders pursuant to this Agreement, and is merely an illustration of how to calculate the amount due to each Selling Shareholder based on the methodology set forth above and the Shareholders Agreement.

(b) Consideration Allocation Certificate. At least three (3) Business Days prior to the Closing and in connection with the Company’s delivery of the Estimated Closing Net Working Capital Certificate, the Company shall deliver to Purchaser an update to each item included in the Estimated Consideration Allocation Chart (the “Consideration Allocation Certificate”). Likewise, at least three (3) Business Days prior to any Earn-Out Payment, the Holder Representative shall deliver to Purchaser an update to each item included in the Consideration Allocation Certificate. The Consideration Allocation Certificate shall be executed by the Company, and shall be deemed to be a Fundamental Representation of each of the Selling Shareholders with respect to his, her or its entitlement to distribution hereunder. In no event shall Purchaser be required to make any payments pursuant to this Agreement unless and until the Consideration Allocation Certificate has been delivered by the Company.

(c) Recapitalization. If between the date of this Agreement and the Closing, the number of outstanding Company Shares is changed into a different number of shares or into a different class, by reason of any share dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares, the amounts set out in this Agreement will be correspondingly adjusted to reflect such change, such that the Closing Consideration shall not be increased or reduced as a result of any such action.

Section 1.9	Withholding Rights.

(a) Right to Withhold. Each of Purchaser, the Paying Agent, the Escrow Agent and the Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Selling Shareholder or other Person pursuant to this Agreement such amounts as

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Purchaser, the Paying Agent, the Escrow Agent or the Company, as the case may be, are required to deduct or withhold therefrom under the Code, or any Tax law, with respect to the making of such payment. To the extent that such amounts are so withheld by Purchaser, the Paying Agent, the Escrow Agent or the Company, as the case may be, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid in respect of whom such deduction and withholding was made by Purchaser, the Escrow Agent or the Company, (ii) such withheld amounts shall be remitted by Purchaser, the Escrow Agent or the Company, to the applicable Governmental Authority, and (iii) Purchaser, the Escrow Agent or the Company, as applicable, shall promptly provide to the Selling Shareholder from which such amounts were withheld written confirmation of the amount so withheld.

Section 1.10	Closing.

(a) Time and Place. The consummation of the Transactions (the “Closing”) shall take place at the offices of Gide, 22, cours Albert 1er, 75008 Paris, France, at a time and on a date to be specified by the parties, which shall be on the third (3rd) Business Day after the satisfaction or waiver of all the conditions set forth in Article VIII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

(b) On Closing, Purchaser shall have received the following agreements, documents and other deliveries, evidencing the actions described, and each of the agreements and documents shall be in full force and effect:

(1) subscription forms (bulletins de souscription) in a form substantially similar to the model in Exhibit H duly signed by each of the Selling Shareholders, exercising its Derivative Securities and delegating the Purchaser to pay the corresponding exercise price to the Company on his behalf;

(2) the Short Form SPA in the form of Exhibit G duly executed by each of the Non-Executing Shareholders for the sale of its Company Shares including those issued upon exercise of its existing Derivative Securities;

(3) the Derivative Security Cancellation Acknowledgment in the form of Exhibit E duly executed by the Non-Executing Shareholders waiving their rights to exercise a Derivative Security during the Exercise Period;

(4) duly completed and signed share transfer forms (ordres de mouvement) providing for the transfer of ownership of all of the Company Shares to Purchaser;

(5) duly completed and signed related tax forms (Cerfa 2759);

(6) originals of the share transfer register (registre de mouvements de titres) and the shareholders’ accounts (comptes d’actionnaires) of the Company, complete and up to date immediately prior to Closing;

(7) evidence, to Purchaser’s satisfaction, of the authority of any Person executing this Agreement and any other document on a Selling Shareholder’s behalf to do so;

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(8) in relation to each of the Company and its Subsidiary originals of all the statutory books, records and registers complete and duly recorded and up to date as of the date of such delivery (and in particular the minute book of shareholders’ meetings, the minute book of the board of directors’ decisions and the attendance book of the board of directors’ meetings of the Company);

(9) the Escrow Agreement in the form of Exhibit B, duly executed by the parties thereto other than Purchaser;

(10) calling of a shareholders’ meeting to be held on the Closing Date, to adopt the following decisions:

(i) convert all preferred shares category P into ordinary shares,

(ii) acknowledge the resignation of all board members, observers and officers listed in Exhibit C,

(iii) transformation of the Company into a société par actions simplifiée (SAS),

(iv) adopt the updated Company’s bylaws,

(v) appointment of the President of the SAS,

the calling letter being on the form of Exhibit I;

(11) written resignations and releases where appropriate of all officers, directors and observers, duly executed by each officer, director and observer of each of the Acquired Companies listed in Exhibit C;

(12) a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (the “Company Closing Certificate”) and containing representations and warranties of the Company to the effect that the conditions set forth in Sections 8.2(a)(i), 8.2(b)(i), 8.2(d), 8.2(e), 8.2(f) and 8.2(g) have been duly satisfied;

(13) the Consideration Allocation Certificate duly executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company;

(14) a certificate executed by each Executing Selling Shareholder (the “Selling Shareholder Certificate”) and containing representations and warranties of such Executing Selling Shareholder to the effect that the conditions set forth in Sections 8.2(a)(ii) and 8.2(b)(ii) have been duly satisfied as far as it is concerned;

(15) screenshot of the online bank statement of the Acquired Companies confirming the balances on each of their respective accounts as at the close of business on the second Business Day prior to Closing Date;

(16) the letter agreement to be entered among the Company and the Commissariat à l’Energie Atomique (the “CEA”) authorizing the Transaction and defining the post-closing relationships between the Company and the CEA;

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(17) the approval of the Transaction by third party contractors listed in Exhibit J and the waiver to any applicable change of control provision, as per a letter in a form substantially similar to the model in Exhibit K.

(18) IP assignment agreements for individuals listed in Exhibit L, as per an agreement in a form substantially similar to the model in Exhibit M;

(19) executed letters (the “Payoff Letters”) from Jones Day and GrowthPoint Technology Partners in a form reasonably acceptable to Purchaser, together with wire transfer instructions, acknowledging that the amount of Jones Day Expenses and GrowthPoint Expenses to be paid by Purchaser to them on behalf of the Executing Selling Shareholders and confirming that none of the Acquired Companies owe any amount to them and that no amount will be charged to the Acquired Companies in the future, respectively;

(20) evidence of notification or, as the case may be, approval by the entities listed in Exhibit N which have granted loans, subsidies or any other financial assistance to the Acquired Companies, confirming that the Transaction will have no impact on the amount, nor on the timing for receipt or reimbursement of such financial assistance, subject however to the other terms and conditions under which such assistance was granted, in a form substantially similar to the model in Exhibit O;

(21) executed employment agreements, substantially similar to the model in Exhibit P to Purchaser, from Marc Attia and Yanis Caritu.

(c) Purchaser will then:

(1) execute the following documents delivered by the Company:

(i) the Short Form SPAs;

(ii) the share transfer forms (ordres de mouvement);

(iii) the tax forms (Cerfa 2759); and

(iv) the Escrow Agreement.

(2) deliver to the Paying Agent the Selling Shareholder Closing Consideration for further distribution by the Paying Agent, upon receipt of a duly executed and completed letter of transmittal and such other documentation that is required by the Paying Agent from each Selling Shareholder, including but not limited to Internal Revenue Service forms W-8BEN or W-9 (as applicable) and the information listed on Schedule 2, to each Selling Shareholder, the portion of the Selling Shareholder Closing Consideration, if any, payable thereto in accordance with this Agreement and the information contained in such letter of transmittal.

(3) deliver to the Escrow Agent the Aggregate Escrow Amount.

(4) deliver to the Company the Aggregate Exercise Price Amount, on behalf and for the account of the holders of Derivative Securities exercised pursuant to Section 1.2(a).

(5) deliver to each of GrowthPoint Technology Partners and Jones Day the GrowthPoint Expenses and Jones Day Expenses, respectively, pursuant to the Payoff Letters.

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(6) deliver to the Holder Representative the SRS Expenses and the Rep Reimbursement Amount.

(7) deliver a certificate executed on behalf of Purchaser by its authorized representative and containing the representation and warranty of Purchaser that the conditions set forth in Sections 8.3(a) and 8.3(b) have been duly satisfied (the “Purchaser Closing Certificate”).

(8) deliver a letter from InvenSense, Inc. confirming that Purchaser has sufficient assets on hand to make the purchase and, in particular, to pay the Earn-Out Payments (if any).

Section 1.11	Waiver and Release of Claims

(a) Effective for all purposes as of the date hereof and as of the date of the Closing, each Executing Selling Shareholder acknowledges and agrees on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, estate, successors and assigns (each, a “Releasing Party”) that each hereby releases and forever discharges the Company, each other Selling Shareholder and the Purchaser (each a “Beneficiary”) and each of such Beneficiary’s respective Subsidiaries, Affiliates, directors, officers, employees, representatives, agents, members, stockholders, successors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all claims of any nature and extent whatsoever and relating to the Company, the Company’s business or operations or any agreement between the Company and such Releasing Party (including the Shareholders Agreement) such Releasing Party may have or assert it has against any of the Released Parties, from the beginning of time through the time immediately prior to and including the Closing and the transactions contemplated thereby, or whether or not the facts that could give rise to or support a claim are known or should have been known to the Releasing Party (each of the foregoing, a “Selling Shareholder Claim”); provided, however, the foregoing release shall not apply to any claims (i) relating to Purchaser’s failure to perform any of its obligations, undertakings or covenants set forth in this Agreement or any of the agreements contemplated by the Transactions, (ii) relating to accrued vacations or the payment of any sum due to such Executing Selling Shareholder for the performance of such Executing Selling Shareholder’s corporate officer or employee duties in the ordinary course of business, and (iii) made by an Executing Selling Shareholder that has indemnified an Indemnitee on the grounds of the Company’s or the Management’s intentional misrepresentation, intentional breach or fraud against the relevant director(s), officer(s), employee(s), representative(s) or agent(s) who actually committed such intentional misrepresentation, intentional breach or fraud; provided, however that the release shall apply to the Company.

(b) Each Executing Selling Shareholder, on behalf of each Releasing Party, further covenants and agrees that such Releasing Party has not heretofore sold, transferred, hypothecated, conveyed or assigned, and shall not hereafter sue any Released Party upon, any Selling Shareholder Claim released under this Section 1.11(b), and that each Releasing Party shall indemnify and hold harmless the Released Parties against any loss or liability on account of any actions brought by such Releasing Party or such Releasing Party’s assigns or prosecuted on behalf of such Releasing Party and relating to any Selling Shareholder Claim released under this Section 1.11(b).

(c) Anything to the contrary notwithstanding: (i) the foregoing release is conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with its terms; and (ii) should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this release.

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Section 1.12	Additional Waiver – Shareholders’ Agreement.

(a) For the avoidance of doubt, each of the Executing Selling Shareholders hereby irrevocably consents to the sale of the Company Shares and therefore waives any contractual or legal right such Executing Selling Shareholder may have arising from that sale to acquire all or part of the Company Shares, whether pursuant to the Shareholders’ Agreement or otherwise; provided, for the avoidance of any doubt, that unless waived the liquidation preference mechanism shall remain applicable to the allocation of the Closing Consideration and the payment (if any) of the Earn-Out Payments.

(b) Subject to the same proviso, the Executing Selling Shareholders hereby consent and agree to the automatic termination of the Shareholders’ Agreement with effect as at the Closing Date.

(c) The Executing Selling Shareholders hereby irrevocably waive their rights on any anti-dilution ratchet Company Warrants that it may hold with effect as at the Closing Date and, accordingly, instruct the Company to cancel them in its registries after the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MANAGEMENT

Subject to Section 12.5, except as set forth in the Management Disclosure Schedule set in Exhibit Q, Management represents and warrants, each in their capacity as a Selling Shareholder, to Purchaser:

Section 2.1	Corporate Existence and Power.

(a) The Company: (i) is duly incorporated and validly existing under the laws of France; (ii) is duly licensed or qualified to do business and where applicable is in good standing as a foreign corporation in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary; and (iii) has all necessary corporate power and authority: (A) to conduct its business in the manner in which its business is currently being conducted; (B) to own, use and distribute its assets in the manner in which its assets are currently owned, used and distributed; and (C) to perform its obligations under all Contracts.

(b) Section 2.1(b) of the Management Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries as of the date of this Agreement. Each of the Subsidiaries of the Company (i) has been duly organized, and is validly existing and where applicable in good standing under the Laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and is where applicable in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary; and (iii) has all necessary corporate power and authority: (A) to conduct is business in the manner in which its business is currently conducted or proposed to be conducted; (B) to own, use and distribute its assets in the manner in which its assets are currently owned, used and distributed; and (C) to perform its obligations under all Material Contracts.

(c) The Company has delivered to Purchaser accurate and complete copies of: (i) the articles of association, certificate of incorporation, bylaws or equivalent governing documents, including all amendments thereto, of each Acquired Company (the “Charter Documents”), including all amendments thereto, of each Acquired Company; (ii) the equity records of each Acquired Company (comptes d’actionnaires or equivalent); and (iii) the minutes of the meetings and other proceedings (including any

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actions taken by written consent or otherwise without a meeting) of the shareholders (or the equivalent) of each Acquired Company, the Company Board of Directors, all committees thereof and the boards of directors of the Subsidiary. There has not been any violation of any of the provisions of the Charter Documents (or equivalent constituent documents), including all amendments thereto, of each Acquired Company, as applicable, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by the shareholders (or the equivalent), the Company Board of Directors or any committee thereof. The books of accounts, stock records, minute books and other records of each Acquired Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all Applicable Law.

(d) Section 2.1(d) of the Management Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors (or similar body) of each Acquired Company; (ii) the names of the members of each committee of the board of directors (or similar body) of each Acquired Company; and (iii) the names and titles of the officers of each Acquired Company.

(e) None of the Acquired Companies has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its respective corporate name as set forth in this Agreement.

Section 2.2	Corporate Authorization.

Management has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and Management or the Company, as the case may be, has all necessary corporate power and authority to enter into and perform its obligations under any other agreement contemplated by the Transactions (the “Transactional Agreements”) to which it is a party in accordance with the respective terms thereof; and the execution, delivery and performance by the Company or Management, as the case may be, of the Transactional Agreements to which it is a party in accordance with the respective terms thereof have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes the legal, valid and binding obligation of Management, and, assuming the due authorization, execution and delivery by all other parties thereto, enforceable against Management in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, any agreements to which the Company or Management is a party will constitute the legal, valid and binding obligation of the Company or Management, as the case may be, and will be, assuming the due authorization, execution and delivery by all other parties thereto, enforceable against the Company or Management, as the case may be, in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.3	Governmental Authorizations; Governmental Grants.

(a) No Governmental Authorization is required to conduct the business of any Acquired Company as currently conducted.

(b) Section 2.3(b) of the Management Disclosure Schedule sets forth each Governmental Grant received by the Acquired Companies.

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Section 2.4	Non-Contravention.

Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) the consummation of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of any Charter Documents of any of the Acquired Companies;

(b) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person, the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Applicable Law or any order, writ, injunction, judgment or decree to which any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, including any Governmental Grants owed to the Acquired Companies, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to any Acquired Company’s business or to any of the assets owned or used by any Acquired Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any such Contract; or

(e) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by any of the Acquired Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies).

None of the Acquired Companies is and none of the Acquired Companies will be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the transactions contemplated by this Agreement.

Section 2.5	Capitalization; Subsidiaries.

(a) Section 2.5(a) of the Management Disclosure Schedule sets forth a complete and accurate list, by name, of the Company’s Shareholders, the addresses of the Company Shareholders, the number of Company Shares owned by such shareholder identified by class and series. All outstanding Company Shares have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Law and (ii) all requirements set forth in applicable Contracts. None of the outstanding Company Shares were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. There are no outstanding Company Shares other than those identified on Section 2.5(a) of the Management Disclosure Schedule. Section 2.5(a) of the Management Disclosure Schedule accurately identified each Acquired Company Contract relating to any securities of the Company that contained any information rights, management rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated (other than in accordance with its terms) or amended prior to the Closing.

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(b) Section 2.5(b) of the Management Disclosure Schedule contains a complete and correct list of each outstanding Company Option to purchase Company Shares, including the name of the holder, the number of Company Shares subject to such Company Option, the vested status applicable thereto as of the date of this Agreement, exercise price per share, vesting schedule (including the number of vested and unvested shares as of a date not earlier than three (3) Business Days prior to date of this Agreement assuming continued employment by such Company Optionholders), the date on which such Company Option expires, and whether the vesting of such Company Option shall be subject to any acceleration in connection with the Transactions. With respect to any Company Option granted under a Company Option Plan, there has been (y) no amendment to such option, including any amendment to reduce its exercise price per share, and (z) no cancellation of such option in exchange for cash or another equity-based award.

(c) Section 2.5(c) of the Management Disclosure Schedule contains a complete and correct list of each outstanding Company Warrant to purchase Company Shares, including the name of the holder, the number and class of Company Shares subject to such Company Warrant, the vested status applicable thereto as of the date of this Agreement, exercise price per share, vesting schedule (including the number of vested and unvested shares as of a date not earlier than five (5) Business Days prior to date of this Agreement assuming continued employment by such Warrantholders), the date on which such Company Warrant expires, and whether the vesting of such Company Warrant shall be subject to any acceleration in connection with the Transactions.

(d) Except as set forth on Section 2.5 of the Management Disclosure Schedule, there are no outstanding (i) shares of capital stock of the Company, (ii) securities, instruments or obligations of the Company that are or may become convertible into or exchangeable for Company Shares (iii) subscription, option, call, convertible note, warrant or rights (whether or not currently exercisable) to acquire any Company Shares or other securities of the Company; (iv) Contract under which the Company is or may become obligate to sell or otherwise issue any Company Shares or any other securities; or (v) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Company Shares or other securities of the Company.

(e) At the Closing, assuming Purchaser’s full and timely performance of its obligations under this Agreement, Purchaser will receive good and valid title, free and clear of any Liens, adverse claims, to all outstanding Company Shares owned by the Selling Shareholders.

(f) The Company has never repurchased, redeemed or otherwise reacquired any of its shares or other securities and there are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities.

(g) Section 2.5(g) of the Management Disclosure Schedule lists each Subsidiary of the Company. The Company is the sole owner of all of the securities of each of its Subsidiaries. Except as set forth in Section 2.5(g) of the Management Disclosure Schedule, no Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its securities or other equity interests. All of the securities of each of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and, with

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respect to such shares held directly or indirectly by the Company, are owned by the Company free and clear of any Liens other than Permitted Liens. All of the securities of each of the Subsidiaries (i) have been issued in compliance with all applicable securities laws and other Applicable Law and all requirements set forth in applicable Charter Documents and Contracts; and (ii) were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of such Subsidiaries. The Company has not agreed and is not obligated under any Contract to, directly or indirectly, make any future investment in or capital contribution or advance to any Person. Except for preemptive rights held by the Company, there are no preemptive rights applicable to any shares of any of the Subsidiaries of the Company. None of the Subsidiaries of the Company have the right to vote on or approve any of the transactions contemplated by this Agreement.

Section 2.6	Financial Statements.

(a) Management has delivered to Purchaser each Acquired Company’s audited balance sheets as of the 2012 and 2103 fiscal years and the related audited statements of income and cash flows for each of the 2012 and 2013 fiscal years, and each Acquired Company’s reviewed but unaudited consolidated interim balance sheet as of March 31, 2014 and the related reviewed but unaudited consolidated interim statement of income and cash flows for the three months ended March 31, 2014 (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the Acquired Companies and audited by KPMG S.A., (ii) complied as to form in all respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with French GAAP (except, in the case of unaudited statements, for the absence of footnotes) applied on a consistent basis throughout the periods indicated (except as may be indicated therein or in the notes thereto) and consistent with each other, and (iv) fairly present, in all material respects, the financial condition of the Acquired Companies at the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments and to any other adjustments described therein including the notes thereto) on a consolidated basis as far as interim balance sheet and statement of income is concerned.

(c) To the Knowledge of the Management, the books of account and other financial records of the Company have been kept accurately in the ordinary course of business consistent in all material respects with Applicable Law, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Acquired Companies have been properly recorded therein in all material respects.

(d) To the Knowledge of the Management, the Company has not received any written complaint, allegation, assertion or claim regarding any deficiency in the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(e) To the Knowledge of the Management: (i) transactions of the Acquired Companies are executed in accordance with Management’s general or specific authorization; (ii) transactions of the Acquired Companies are recorded as necessary to permit preparation of financial statements in conformity with French GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(f) Section 2.6(f) of the Management Disclosure Schedule provides an accurate reconciliation of all accounts receivable, notes receivable and other receivables of the Acquired Companies as of the Balance Sheet Date. Except as set forth in Section 2.6(f) of the Management Disclosure Schedule, all existing accounts receivable of the Acquired Companies (including those accounts receivable reflected on the Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) represent current and valid obligations arising from bona fide transactions entered into in the ordinary course of business and not in violation of Applicable Law.

(g) There are no amounts (including loans, advances or other indebtedness) owed to any Acquired Company by a director, officer, employee or shareholder of an Acquired Company (other than travel advances made in the ordinary course of business).

Section 2.7	Absence of Certain Changes.

Since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices (except for actions taken in connection with the negotiation of this Agreement and the Transactions) and, except as set forth in Section 2.7 of the Management Disclosure Schedule, there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of any Acquired Company in any material manner;

(c) any amendment of the Charter Documents of any Acquired Company and none of the Acquired Companies has effected or been a party to any Acquisition Transaction;

(d) any splitting, combination or reclassification of any Company Shares or any equity securities of any of the Acquired Companies or declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Company Securities or any equity securities of any of the Acquired Companies, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any equity securities of any of the Acquired Companies;

(e) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities or any equity securities of any of the Acquired Companies, other than the issuance of any Company Shares upon the exercise of Company Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement (except for the issuance of Company Options set forth on Section 2.7(e) of the Management Disclosure Schedule), or (ii) any amendment or waiver of (in each case, whether by merger, consolidation or otherwise) any term of any Company Security or Company Option Plan;

(f) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by any Acquired Company, except for capital expenditures that do not exceed $10,000 individually or $30,000 in the aggregate;

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(g) any acquisition (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, by any Acquired Company of substantially all assets, properties or securities of any Person;

(h) any sale, lease or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of any Acquired Company, other than sales of Company Products in the ordinary course of business consistent with past practices;

(i) the making by any Acquired Company of any loans (other than in the ordinary course of business), guarantee or capital contributions to, or investments in, any other Person;

(j) the creation of any Company Debt or the guarantee by any of the Acquired Companies of any indebtedness formerly borrowed;

(k) (i) the entering into of any Contract that limits or otherwise restricts in any respect any Acquired Company or any of its Affiliates or any successor thereto from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Contract or waiver, release or assignment of any material rights, claims or benefits of any Acquired Company thereunder;

(l) the sale, disposition of, transfer or license to any Person of any rights, including any rights to any Company IP or other assets by any Acquired Company other than on a non-exclusive basis in the ordinary course of business consistent with past practice, or the acquisition, lease or license from any Person of any rights including any Intellectual Property Right or other assets other than in the ordinary course of business, or the sale, disposition of, transfer or provision of a copy of the Company’s source code;

(m) (i) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any director, officer, advisor, consultant or employee of any Acquired Company, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer, advisor, consultant or employee of any Acquired Company, (iv) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, share option, restricted share or other benefit plan or arrangement covering any director, officer, advisor, consultant or employee of any Acquired Company, (v) any increase in compensation, bonus, commission or other benefits payable to any director, officer, advisor, consultant or employee of any Acquired Company;

(n) any change in the methods of accounting or accounting practices of any Acquired Company, except as required by concurrent changes in French GAAP, as agreed to by its independent statutory auditors;

(o) any settlement, or offer or proposal by any Acquired Company to settle: (i) any Proceeding or claim involving or against any Acquired Company, (ii) any Selling Shareholder litigation or dispute against any Acquired Company or any of its Representatives or (iii) any Proceeding that relates to the Transactions;

(p) any Tax election made or changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any amended Tax Return filed; any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing

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agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any annual Tax accounting period or method of Tax accounting changed or adopted; any Tax petition, Tax complaint or administrative Tax appeal filed; any right to claim a Tax refund surrendered or foregone (which is reasonably expected to be material to the Company); or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to, nor has any application or negotiation for or receipt of a Tax ruling or arrangement been made by the Company or, to the Management’s Knowledge, any Selling Shareholder or on their behalf, whether or not in connection with the Transactions, except as explicitly contemplated in this Agreement;

(q) any application for or receipt of a Governmental Grant;

(r) any of the Acquired Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $5,000 with respect to a single matter, or in excess of $20,000 in the aggregate;

(s) any of the Acquired Companies has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Lien, except for pledges of immaterial assets made in the ordinary course of business and consistent with such Acquired Company’s past practices;

(t) any of the Acquired Companies has entered into any material transaction outside the ordinary course of business; and

(u) any of the Acquired Companies has commenced any Proceeding; or

(v) any agreement or commitment to take any of the actions referred to in clauses “(c)” through “(u).”

Section 2.8	No Undisclosed Liabilities.

(a) No Acquired Company has any liabilities or obligations of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required to be reflected or reserved in financial statements in accordance with French GAAP and whether due or to become due (“Company Liabilities”), other than:

(1) liabilities or obligations reflected in the “liabilities” column of the Company’s Balance Sheet or in the notes thereto;

(2) accounts payable and accrued salaries that have been incurred by the Acquired Companies since the Balance Sheet Date in the ordinary course of business and consistent with past practice; and

(3) liabilities arising under this Agreement.

(b) Section 2.8 of the Management Disclosure Schedule lists all Company Liabilities of the Company.

(c) None of the Acquired Companies has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended). Without limiting the generality of the foregoing, none of the Acquired Companies has ever guaranteed any debt or other obligation of any other Person.

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Section 2.9	Material Contracts.

(a) Except as set forth in Section 2.9 of the Management Disclosure Schedule, no Acquired Company is a party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(1) any lease of tangible personal property providing for annual payments in excess of $5,000 individually, or $10,000 in the aggregate when taken together with all other such leases;

(2) any Contract relating to the acquisition, transfer, use, development, sharing or license of any Intellectual Property Rights (including any joint development agreement, technical collaboration agreement or similar agreement), to or from any of the Acquired Companies other than any end user license agreements for non-exclusive “off the shelf”, and “click through” agreements or similar form of agreements or non-disclosure agreements entered in the ordinary course of business;

(3) any Contract imposing any restriction on any Acquired Company’s right, (A) to compete with any other Person (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by any Acquired Company), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person (including granting any rights of first refusal), or (C) to develop, distribute or license Intellectual Property Rights;

(4) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets from a “single source” provider, providing for annual payments by any Acquired Company or annual payments of $25,000 or more;

(5) any Contract (including purchaser orders or a series of purchase orders) for the provision of any Acquired Companies’ products or services that (i) account for at least 10% of the Acquired Companies’ aggregate revenues in either of the last two completed fiscal year or the current fiscal year (up to the date of this Agreement) or (ii) offers “most favored nation” pricing guarantees;

(6) any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities Contract;

(7) any Contract relating to the consolidation, reorganization, acquisition or disposition of any business (whether by merger, sale of shares, sale of assets or otherwise) or any similar transaction to which any of the Acquired Companies is party;

(8) any Contract relating to borrowed money;

(9) any Contract effective as of the Closing Date relating to the acquisition, issuance or transfer of any securities and the voting and any other rights or obligations of a shareholder of any of the Acquired Companies;

(10) any Contract under which (A) any third party has directly or indirectly guaranteed any liabilities or obligations of any Acquired Company, (B) any Acquired Company has directly or indirectly guaranteed liabilities or obligations of any other third party (in each case other than endorsements for the purposes of collection in the ordinary course of business);

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(11) any Contract relating to the creation of any Lien with respect to any asset of any Acquired Company (other than Permitted Liens);

(12) any Contract which contains any provisions requiring any Acquired Company to indemnify any other party, except in respect of indemnity in connection with the sale of Company Products in the ordinary course of business;

(13) any Contract of any Acquired Company with any Related Person;

(14) any Contract with any current employee, officer, director, advisor, contractor or consultant of any Acquired Company pursuant to which any Acquired Company is required to (A) provide severance, termination, change of control or bonus payments, or (B) will result in the payment of, or the creation of any liability (contingent or otherwise) to pay on behalf of the Company or Purchaser any severance, termination, “golden parachute,” change of control or similar payments to any such Person;

(15) each Contract relating to any liquidation or dissolution of any of the Acquired Companies;

(16) any Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by any of the Acquired Companies in an amount or having a value in excess of $10,000 individually, or $20,000 in the aggregate when taken together with all other Contracts involving such Person or such Person’s Affiliates; or (B) the performance of services having a value in excess of $10,000 individually, or $20,000 in the aggregate when taken together with all other Acquired Company Contracts involving such Person or such Person’s Affiliates;

(17) each Contract with a Governmental Authority;

(18) any other Contract that was entered into outside the ordinary course of business or was inconsistent with the past practices of any of the Acquired Companies; and

(19) any Contract or commitment that restricts or prohibits the Acquired Companies from hiring or soliciting any individual to perform employment or consulting services for the Acquired Companies.

(b) Management has delivered to Purchaser accurate and complete copies of all written Material Contracts identified in Section 2.9(a) of the Management Disclosure Schedule, including all amendments thereto. Section 2.9(a) of the Management Disclosure Schedule provides an accurate description of the material terms of each Material Contract identified in Section 2.9(a) of the Management Disclosure Schedule that is not in written form.

(c) Except as set forth in Section 2.9(c) of the Management Disclosure Schedule, each Material Contract is a valid and binding agreement of the Acquired Company party thereto, and is in full force and effect, is enforceable by the applicable Acquired Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and no Acquired Company is and, to the Knowledge of the Management, no other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the Knowledge of the Management, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the material provisions of any Material Contract, (ii) give any Person the right to declare a default or

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exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract. No Acquired Company has waived any of its material rights under any Contract.

(d) Except as set forth in Section 2.9(d) of the Management Disclosure Schedule, no Acquired Company has received any written notice or, to the Knowledge of the Management, any other communication regarding any violation or breach of, or default under, any Contract.

(e) No Person is renegotiating any amount paid or payable to any Acquired Company under any Material Contract or any other term or provision of any Material Contract.

(f) Management has delivered to Purchaser a complete and accurate copy of each standard form of customer Contract used by any Acquired Company, including each standard form of purchase order. Section 2.9(f) of the Management Disclosure Schedule accurately identifies each material customer Contract that deviates in any material respect from the corresponding standard form agreement delivered to Purchaser.

Section 2.10	Compliance with Applicable Law.

(a) Each Acquired Company is, and has at all times been, in compliance in all material respects with and has operated its respective business and maintained its respective Assets in compliance with all Applicable Law. No Acquired Company is or has been under investigation with respect to, given notice of any violation of, or threatened in writing to be charged with any violation of, Applicable Law or received any inquiry regarding the possible violation of, any Applicable Law. No event has occurred, and no condition or circumstance exists, that will or could reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Applicable Law.

(b) No Acquired Company has and no agent, employee or other Person acting on behalf of any Acquired Company (in his or her capacity as an employee of any Acquired Company) has at any time, directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to any Acquired Company’s business; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or any other applicable anti-corruption statute; (iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment; or (v) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for: (a) favorable treatment in securing business or (b) any other special concession; or (vi) agreed, committed, offered or attempted to take any of the actions described in clauses (i) through (v) above.

(c) The Acquired Companies have obtained all material approvals necessary for (i) exporting the Company Products in accordance with all applicable export control regulations, and (ii) importing the Company Products into any country in which the Company Products are now sold or licensed for use. All such export and import licenses and approvals throughout the world are valid, current, outstanding and in full force and effect, and the Acquired Companies are in compliance in all material respects with the terms of all such export and import licenses or approvals. There are no pending Proceedings, or threatened claims against the Acquired Companies with respect to such export and import licenses and approvals. There are no facts or circumstances which are reasonably expected to result in a Proceeding against the Acquired Companies or any of their respective businesses or assets or any of the directors or officers of the Acquired Companies (in their capacity as directors or officers of the Acquired Companies), pertaining to export or import transactions.

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Section 2.11	Litigation.

Except as set forth in Section 2.11 of the Management Disclosure Schedule:

(a) there is no pending Proceeding, and, to the Knowledge of the Management, no Person has threatened to commence any Proceeding: (i) that involves any Acquired Company or, any of the assets owned or used by any Acquired Company or any Person whose liability any Acquired Company has or may have retained or assumed, either contractually or by operation of law, or any Company Product; (ii) that challenges, or that may be reasonably expected to have the effect of preventing, delaying, making illegal the Transactions; or (iii) that relates to the ownership of any capital stock of any of the Acquired Companies, or any option or other right to the capital stock of any of the Acquired Companies, or any right to receive consideration as a result of this Agreement; to the Knowledge of Management, no event has occurred, and no claim, dispute or other condition or circumstance exists, that can reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding;

(b) no Proceeding has been commenced by or has been pending against any Acquired Company;

(c) there is no order, writ, injunction, directive, restriction, judgment or decree issued by any Governmental Authority by which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or which restricts in any material respect the ability of any Acquired Company to conduct its business as now being conducted; to the Knowledge of the Management, no officer or other employee of any Acquired Company (in each case, in his or her capacity as an officer or employee of any Acquired Company) is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

Section 2.12	Properties.

(a) Neither the Company nor any of the other Acquired Companies owns any real property. The Company or one of the Acquired Companies has a good and valid leasehold interest in each parcel of real property leased by the Company or one of the other Acquired Companies, as applicable (the “Company Leased Real Property”). Section 2.12(a) of the Management Disclosure Schedule lists each lease, subleases, license or other occupancy agreement or arrangement relating to the Company Leased Real Property (each, a “Real Property Lease”).

(b) Each Acquired Company has the right to use and occupy the Company Leased Real Property for the full term of the Real Property Lease relating thereto, subject to its respective terms.

(c) The Acquired Companies own and have good and marketable title to, or a valid license or leasehold interest in, all tangible personal property and assets reflected on the Balance Sheet or acquired after the Balance Sheet Date (except for personal properties and intangible assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices) (the “Assets”). This Section 2.12 does not cover intangible personal property and assets of any Acquired Company, including Company IP. None of the Assets is subject to any Lien, except:

(1) Liens for taxes not yet due; or

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(2) mechanic’s, carrier’s, worker’s, material man’s, warehouse man’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business; or

(3) easements, covenants, conditions and restrictions of record and easements, covenants, conditions and restrictions not of record as to which no violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company (clauses “(1)” through “(3)” of this Section 2.12(c) are, collectively, the “Permitted Liens”).

(d) Section 2.12(d) of the Management Disclosure Schedule identifies all assets that are being licensed or leased to the Acquired Companies for which the annual rental payment for each such asset exceeds $15,000 (the “Leased Assets”). All Leased Assets are leased pursuant to valid, binding and enforceable Contracts in accordance with their respective terms. To the Knowledge of the Management, there does not exist under any such Contract any default.

(e) The Assets have no material defects, are in good operating condition and repair, ordinary wear and tear excepted, and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present uses.

(f) The Assets constitute all of the material tangible personal property and assets used or held for use in connection with the businesses of the Acquired Companies and represent all of the material tangible personal property and assets necessary for the conduct of the business of the Acquired Companies as currently conducted, and the Assets in the aggregate are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of the businesses of the Acquired Companies as currently conducted.

Section 2.13	Inventory.

All inventory of the Acquired Companies, whether or not reflected on the Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Balance Sheet. All inventories not written-off have been priced at the lower of cost or market value on a first-in, first-out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Acquired Companies.

Section 2.14	Products and Services.

Each of the Company Products has been at all times up to and including the sale thereof, produced, sold or provided in compliance in all material respects with all Applicable Law.

Section 2.15	Customers and Suppliers.

Section 2.15 of the Management Disclosure Schedule sets forth a list of (a) each customer that accounted for more than five percent (5%) of the consolidated revenues of the Company during each of the last two fiscal year or the interim period through the Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to any Acquired Company. No such customer has indicated within the past year that it will stop purchasing products from the Acquired Company or materially reduce its general volume of purchases (without regard to normal short-term fluctuations) from the Acquired

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Companies. No such supplier has notified any Acquired Company of any intent to discontinue or alter in a manner materially adverse to any Acquired Company the terms of such supplier’s relationship with the Acquired Company or make any claim that the Acquired Company has breached its obligations to such suppliers (and Management has no Knowledge of any such breach).

Section 2.16	Intellectual Property.

(a) Section 2.16(a) of the Management Disclosure Schedule accurately identifies and describes as of the date of this Agreement each Company Product.

(b) Section 2.16(b) of the Management Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Registered IP in which any Acquired Company has an ownership interest (whether exclusively or jointly with another Person), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number, the date on which such item of Registered IP was registered or filed and any renewal dates associated with such item of Registered IP (including after the date of this Agreement), (iii) any other Person that has an ownership interest or Lien (expect for Permitted Liens and usual notices or observations from examiners of intellectual property offices) in such item of Registered IP and the nature of such ownership interest or Lien, and (iv) the law firm and/or other company (including name, address, contact person, telephone and email) that is responsible for obtaining and/or maintaining the Registered IP. To the Knowledge of the Management, the Acquired Companies do not own any unregistered trademarks used in connection with the Company Products. The Acquired Companies and/or their trademarks or patent agents hold, available to Purchaser, complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP.

(c) Section 2.16(c) of the Management Disclosure Schedule accurately identifies as of the date of this Agreement: (i) each Contract pursuant to which any Intellectual Property Rights is or has been licensed, sold, assigned, transferred or otherwise conveyed or provided to any Acquired Company (other than agreements between any Acquired Company and its employees entered in the ordinary course of business and non-exclusive “shrink-wrap”/ “click-wrap”/ other off-the-shelf generally commercially available end user) (collectively, “Inbound Licenses”); and (ii) whether each Inbound License is exclusive or nonexclusive. Except as set forth in Section 2.16(c) of the Management Disclosure Schedule, no party to Inbound License (other than the Acquired Companies) has ownership rights or license rights to any Company IP, including any modifications, improvements or derivative works made by or on behalf of any Acquired Company under any such Inbound License, nor is any Acquired Company required to assign or license any Intellectual Property Rights under any Inbound License.

(d) Section 2.16(d) of the Management Disclosure Schedule accurately identifies as of the date of this Agreement each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (other than Permitted Lien), any Company IP (collectively, “Outbound Licenses”). Except as set forth in Section 2.16(d) of the Management Disclosure Schedule, no Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, exploit, assert, or enforce any Company IP anywhere in the world, or requires any Acquired Company to allocate to a third party any control in, or damages or other amounts arising from, the enforcement or licensing of Company IP. Except as set forth in Section 2.16(c) and in Section 2.16(d) of the Management Disclosure Schedule, no Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right in, any Company IP to any Person.

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(e) Section 2.16(e) of the Management Disclosure Schedule contains a complete and accurate reference to all relevant provisions of applicable agreements pertaining to royalties, fees, commissions and other amounts payable as of the date of this Agreement or as of the Closing Date by any Acquired Company to any other Person pursuant to any Inbound License.

(f) Management has delivered to Purchaser an accurate and complete copy of each form of Company IP Contract and any Contract under which a third party acquires access to, or a right to use, any Company IP, in each case, if and when applicable, used by any Acquired Company at any time and when such form was used (if such form is no longer used as of the date of this Agreement), including each standard form, if any, of (i) OEM, VAR, distributor or reseller agreement, (ii) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision, (iii) development, consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision, or (iv) confidentiality or nondisclosure agreement.

(g) Except as set forth in Section 2.16(g) of the Management Disclosure Schedule, the Acquired Companies exclusively own all right, title, and interest to and in the Registered IP and own all right, title, and interest to and in the Company IP which is not Registered IP, in each case, free and clear of any Liens, (other than non-exclusive licenses and non-exclusive rights granted pursuant to any Outbound License and Permitted Liens), and all Company IP will be fully transferable, alienable or licensable by the Acquired Companies without restriction and without payment of any kind to any third party. Without limiting the generality of the foregoing and except as set forth in Section 2.16(g) of the Management Disclosure Schedule:

(1) all material documents and material instruments necessary to establish, perfect and maintain the rights of the Acquired Companies in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority;

(2) each Person, including any former or current employee, who is or was involved in the creation or development of any Company IP, has signed, when required by Applicable Law, an agreement in accordance with Applicable Law containing confidentiality provisions protecting the Company IP and an assignment of all Intellectual Property Rights in such individual’s or entity’s contribution to the Company IP and such individual’s or entity’s contribution to the Company IP has been ultimately assigned to the Acquired Company; and

(3) the Acquired Companies have taken commercially reasonable steps to maintain the confidentiality of all Company Trade Secrets pertaining to any Acquired Company. Without limiting the foregoing, to the Knowledge of the Management (i) there has been no misappropriation of any Company Trade Secrets used in connection with the business of the Acquired Companies by any Person; (ii) no employee, independent contractor or agent of the Acquired Companies has misappropriated any Company Trade Secrets or Trade Secrets of any other Person in the course of performance as an employee, independent contractor or agent of the business; and (iii) no employee, independent contractor or agent of the Acquired Companies is in default or breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement or any provision of Applicable Law vesting ownership of Intellectual Property Rights in employees of other third parties.

(h) Each of the Acquired Companies’ employees have executed the form of confidentiality and nondisclosure agreement, attached as Section 2.16(h) of the Management Disclosure Schedule. Other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, there has been no disclosure to any Person of material confidential information or trade secrets of any Acquired Company related to any confidential information owned by a

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Person to whom any Acquired Company has a confidentiality obligation. Section 2.16(h) of the Management Disclosure Schedule lists all employees of any Acquired Company who have made material contributions to the development of any Company IP or Company Product (including without limitation all employees who have designed, written, tested or worked on any software code contained in any Company IP) and who have signed the form of proprietary information and inventions agreement, attached as Section 2.16(h) of the Management Disclosure Schedule). Except as set forth in Section 2.16(h) of the Management Disclosure Schedule, all consultants and independent contractors of the Acquired Companies who have made contributions to the development of any Company IP (including without limitation all consultants and independent contractors who have designed, written, tested or worked on any software code contained in any Company IP) or any Company Product have entered into a written work-made-for-hire and invention assignment agreement or have otherwise assigned to the Acquired Companies (or a Person that previously conducted any business currently conducted by the Company and that has assigned its rights in such Company IP to the Company or any other Acquired Company) in writing all of their worldwide right, title and interest (other than moral rights, if any, to the extent such assignment of moral rights is not permitted under the Applicable Law of any jurisdiction) in and to the portions of such Company IP developed by them in the course of their work for any Acquired Company. To Management’s Knowledge, no employee, officer, consultant or contractor is in violation of the agreements with any Acquired Company.

(i) Except as set forth in Section 2.16(i) of the Management Disclosure Schedule, the Acquired Companies own or otherwise have the unrestricted right to use, and after the Closing the Acquired Companies will continue to have the unrestricted right to use, under the same conditions as before the Closing Date (subject to the limitations and change of control provisions of the agreements mentioned in Section 2.16(i) of the Management Disclosure Schedule), all Intellectual Property Rights necessary to conduct the business of each Acquired Company as currently conducted, including all rights necessary for the manufacture, marketing, use, distribution, license, sale and offer for sale of all Company Products.

(j) All Registered IP, and all proprietary copyrights of the Company are valid, have been obtained in accordance with Applicable Law and have not expired or been cancelled or abandoned. The Acquired Companies have made all filings and payments and taken all other actions required to be made or taken to establish, perfect and maintain each item of Company IP that is Registered IP (other than Intellectual Property Rights which the Company has reasonably determined to be not material to its business and which have been abandoned or allowed to lapse) in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Law. Without limiting the generality of the foregoing:

(1) Except as set forth in Section 2.11 of the Management Disclosure Schedule and, to the Knowledge of the Management, no registered trademark or registered trade name owned, used or applied for by any Acquired Company conflicts or interferes, in the territory such a trade mark or trade name was registered, with any trademark or trade name owned or applied for by any other Person;

(2) Section 2.16(j)(2) of the Management Disclosure Schedule accurately identifies and describes each action, filing, and payment that are planned, required, or have been notified by patent offices as of June 1st, 2014 and must be executed by a definite due date in order to maintain such item of Company IP that is Registered IP in full force and effect; and

(3) Except as set forth in Section 2.11 and Section 2.16(b) of the Management Disclosure Schedule and except for usual notices or observations from examiners or intellectual property offices no interference, opposition, reissue, reexamination or Proceeding is or has been pending or, to the Knowledge of the Management, threatened, in which the scope, validity or enforceability of any

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Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Management, and except as set forth in Section 2.11 and Section 2.16(b) of the Management Disclosure Schedule, there is no basis for a claim that any Company IP is invalid or has not been obtained in accordance with Applicable Law.

(k) Except as set forth in Section 2.16(k) of the Management Disclosure Schedule, to the Knowledge of the Management, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP.

(l) Except as set forth in Section 2.16(l) of the Management Disclosure Schedule, neither the execution, delivery, or performance of this Agreement nor the consummation of any of the Transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, rights in, or Lien (except for usual notices or observations from examiners of intellectual property offices) on, any Company IP; (ii) a breach of, termination of, or acceleration or modification of any material right or obligation under any Inbound License or Outbound License; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(m) Except as set forth in Section 2.11 and in Section 2.16(m) of the Management Disclosure Schedule, to the Knowledge of the Management, no Acquired Company has infringed (directly, contributorily, or by inducement), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. Except as set forth in Section 2.11 and in Section 2.16(m) of the Management Disclosure Schedule, no infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of the Management, threatened against any Acquired Company or, to the Knowledge of the Management, against any Person who may be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim or Proceeding. Except as set forth in Section 2.11 and in Section 2.16(m) of the Management Disclosure Schedule, no Acquired Company has received any notice in writing relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any Acquired Company or its employees or agents acting on behalf of the Acquired Company, of any Intellectual Property Right of another Person, including any letter or other communication suggesting or offering that any Acquired Company obtain a license to any Intellectual Property Right of another Person. Except as set forth in Section 2.11 and in Section 2.16(m) of the Management Disclosure Schedule, none of the Acquired Companies are party to any settlement, covenant not to sue, consent, decree, stipulation, judgment or order resulting from any Proceeding which (i) restricts any Acquired Company’s right to use any Intellectual Property Rights, (ii) restricts any Acquired Company’s business in order to accommodate a third party’s Intellectual Property Right, or (iii) requires any future payment by any of the Acquired Companies.

(n) No Company Product which the Company makes available to its customers (and excluding any product or service currently under development by any Acquired Company) materially fails to comply with the Company’s officially published specifications relating to the use, functionality, or performance of such Company Product. Each Company Product conforms in all material respect to all applicable contractual commitments, express and implied warranties and does not contain functionality that is not in compliance with Applicable Law. The Company has delivered to Purchaser a complete, accurate and current list of all reported or known errors or bugs in the Company Products.

(o) No Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or

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providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or with which it interoperates, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Acquired Companies implement all current industry standard measures designed to prevent the introduction of Malicious Code into the Company Products.

(p) The source code for all Company Products contains annotations and programmer’s comments, and otherwise has been documented in a manner that is both: (i) consistent with customary code annotation conventions and common practices in the software industry; and (ii) sufficient to independently enable programmers and signal processing experts of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Products. Except as set forth in Section 2.16(p) of the Management Disclosure Schedule, no source code for any Company Product has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any of the Acquired Companies, and no Acquired Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code or similar confidential information for any Company Product to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any Acquired Company. Except as set forth in Section 2.16(p) of the Management Disclosure Schedule, the Acquired Companies are not obligated to deliver, license, or disclose any source code for any Company Product to any other Person who is not, as of the date of this Agreement, an employee of any Acquired Company. A listing of all licensed software that is included in any Company Product (other than “off-the-shelf” software each of which having a value less than $5,000), and the particular Company Product in which that licensed software is used, is provided in Section 2.16(p) of the Management Disclosure Schedule.

(q) Section 2.16(q) of the Management Disclosure Schedule accurately identifies: (i) each item of Open Source Software that is contained in, distributed or made available with or used in the development of the Company Products or from which any part of any Company Product is derived; (ii) the reference to the applicable license terms for each such item of Open Source Software; (iii) the Company Products to which each such item of Open Source Software relates; and (iv) whether the Open Source Software is incorporated into the Company Products (and if so, how), distributed with the Company Products, or used in the development of the Company Products. Except as set forth in Section 2.16(q) of the Management Disclosure Schedule, no Company Product contains, is derived from, is distributed with or is being or was developed using Open Source Software that (i) conditions the use or distribution of such Company Product on, the disclosure, licensing, or distribution of any source code for any portion of such Company Product or the licensing of any Company IP or (ii) imposes any limitation, restriction, or condition on the right or ability of any Acquired Company to use or distribute any Company Product.

(r) Except as set forth in Section 2.16(r) of the Management Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority or educational institution were used, directly, to develop or create, in whole or in part, any Company IP. Except as set forth in Section 2.16(r) of the Management Disclosure Schedule, no current or former employee, consultant or independent contractor of the Company who was involved in, or contributed to, the creation or development of any material Company IP has performed services for any Governmental Authority, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(s) Except as set forth in Section 2.16(s) of the Management Disclosure Schedule and to the Knowledge of the Management, the Acquired Companies have complied in all material respects with Applicable Law and, to the extent existing if required by Applicable Law, their respective internal privacy

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policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected, accessed or obtained by the Acquired Companies or by third parties having authorized access to the records of any Acquired Company. The Acquired Companies are each in material compliance with all of the terms of all Contracts to which any Acquired Company is a party relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected, accessed or obtained by any Acquired Company or by third parties having authorized access to the records of any of the Acquired Companies. Each of the internet websites owned or operated by any of the Acquired Companies has in the past five years, to the extent existing if required by Applicable Law, maintained a publicly posted privacy policy that describes the Company’s practices with respect to the collection, use and disclosure of personally identifiable information and that complies in all material respects with all Applicable Law. The execution, delivery and performance of this Agreement will comply with all Applicable Law relating to privacy and, to the extent existing if required by Applicable Law, with each Acquired Company’s privacy policies. None of the Acquired Companies has in the past five years received a written complaint regarding the Acquired Company’s use, collection, storage, disclosure or transfer of personally identifiable information.

(t) The Acquired Companies have implemented and maintains a security plan that is customary and reasonable for their industry that (i) identifies internal and external risks to the security of any personally identifiable information, in each Acquired Company’s possession, custody or control, (ii) implements, monitors and improves administrative, electronic and physical safeguards to control those risks, (iii) maintains notification procedures in material compliance with Applicable Law in the case of any breach of security compromising data containing personally identifiable information and (iv) complies in all material respects with the obligations of the Acquired Companies in any Contracts to which the any Acquired Company is a party regarding the security of personally identifiable information in any of the Acquired Companies’ possession, custody or control. To the Knowledge of Management, the Acquired Companies have not, in the past five years, experienced any breach of security or otherwise unauthorized access by third parties to any personally identifiable information in any of the Acquired Company’s possession, custody or control.

(u) No Acquired Company has ever been a member or promoter of, or a contributor to, or subject to any agreement with, any industry standards body or other entities that could reasonably be expected to require or obligate any Acquired Company to grant or offer to any other Person any license to, right to or otherwise impair the Company’s control of any Company IP.

(v) “Improvement in the form of know-how,” as defined in that certain License Agreement between the Company and CEA dated December 23, 2008, as amended April 11, 2014 (the “CEA License”) (i) is licensed to the Company pursuant to Section 4.2 of the CEA License and is not required for protection of Company IP, or (ii) has been validly acquired by the relevant Acquired Company pursuant to the CEA Cooperation Agreement.

Section 2.17	Insurance Coverage.

Section 2.17 of the Management Disclosure Schedule identifies each material insurance policy maintained by, at the expense of or for the benefit of each of the Acquired Companies as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement. Management has delivered to Purchaser accurate and complete copies of all insurance policies listed on Section 2.17 of the Management Disclosure Schedule, each of which is in full force and effect. There is no claim by any Acquired Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely

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paid and each Acquired Company has otherwise complied with all material terms and conditions of all such policies. None of the Acquired Companies has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Neither: (A) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (B) the consummation of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time): (1) result in the cancellation, invalidation or termination, or give any Person the right to cancel, invalidate or terminate, any of the insurance policies of the Acquired Companies; (2) result in the reduction of coverage, or give any Person the right to reduce the coverage, under any such insurance policies; or (3) have any impact on any Acquired Company’s right or ability to make a claim under any such insurance policies in respect of or relating to events or circumstances that have occurred prior to the Closing

Section 2.18	Tax Matters.

(a) The Acquired Companies have timely filed in a proper manner or caused to be filed with the appropriate Tax authorities all Tax Returns required to be filed by each Acquired Company and have timely paid or caused to be paid all Taxes shown as due on any Tax Return. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by any Acquired Company whether or not required to be shown on a Tax Return have been paid. No written claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction. No Acquired Company has or has had any nexus with any jurisdiction where it does not file a Tax Return, which nexus has subjected it to Tax in such jurisdiction.

(b) The unpaid Taxes of the Acquired Companies did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto), and (ii) will not, as of the Closing Date, exceed such reserve. Since the Balance Sheet Date, no Acquired Company has incurred any liability for Taxes (i) from extraordinary gains or losses within the meaning of French GAAP, (ii) outside the ordinary course of business or (iii) otherwise inconsistent with past custom and practice.

(c) No written deficiencies for Taxes with respect to any Acquired Company have been claimed, proposed or assessed by any Tax authority or other Governmental Authority. The Company has not received notice of any pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of any Acquired Company except as set forth in Section 2.18(c) of the Management Disclosure Schedule. Except as set forth in Section 2.18(c) of the Management Disclosure Schedule, there are no matters under discussion with any Tax authority, or to the Knowledge of Management, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to any Acquired Company which could have reasonably been expected to have a Company Material Adverse Effect. Management has delivered to Purchaser (i) complete and accurate copies of all Tax Returns of each Acquired Company (and any predecessor thereof), and (ii) complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company (or any predecessor thereof). No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

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(d) No power of attorney (other than powers of attorney authorizing employees of any Acquired Company to act on behalf of such Acquired Company) with respect to any Taxes has been executed or filed with any Tax authority, and each employee of an Acquired Company who is authorized to act on behalf of any Acquired Company with respect to any Taxes is identified on Section 2.18(d) of the Management Disclosure Schedule.

(e) There are no Liens for Taxes on any assets of the Acquired Companies other than Permitted Liens. Section 2.18(e) of the Management Disclosure Schedule sets forth all statutory liens for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings. Appropriate reserves have been established in accordance with French GAAP with respect to all statutory liens for Taxes that are being contested.

(f) Except as provided in Section 2.18(f) of the Management Disclosure Schedules, no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Acquired Company. None of the Acquired Companies has requested or received a ruling from any Tax authority.

(g) Section 2.18(g) of the Management Disclosure Schedule sets forth all material Tax exemptions, material Tax holidays or other material Tax reduction agreements or arrangements applicable to any Acquired Company. Management has delivered to Purchaser all material documentation relating to such Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements which are currently in effect. To the Knowledge of the Management, each Acquired Company is in compliance with the requirements for any such Tax exemption, Tax holiday or other Tax reduction agreement or arrangement. The Company should no longer comply with the share capital requirement regarding the young innovative enterprises (jeunes entreprises innovantes “JEI”) tax regime after the Closing Date.

(h) To the Management’s Knowledge, each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or shareholder of such Acquired Company or other Person.

(i) No Acquired Company has acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(j) The amount of the net operating losses reported in the Company’s corporate income Tax Returns has been computed in accordance with the Applicable Laws and, as at the date hereof, these net operating losses exist, can be carried forward against the Company’s future ordinary profits without any limitation (other than those limitations applicable under relevant Applicable Laws) and cannot be challenged by any Tax authority.

(k) All of the expenses incurred by the Acquired Companies which requested the benefit of the research and development tax credit can effectively be taken into account for determining the research and development tax credit. The amount of any research and development tax credit receivable which is reported in the Financial Statements has been computed in accordance with the Applicable Laws.

(l) The Acquired Companies have always satisfied their obligations in relation to periods for the preservation of documents, information, software programs and equipment in accordance with commercials regulation or Tax regulations.

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(m) The Acquired Companies have always issued invoices or documents in accordance with Tax regulations.

(n) The Tax result of each of the Acquired Companies subject to Tax has been determined in each entity’s own interest and in accordance with arm’s length principles.

(o) The Acquired Companies have not been party to any transaction that could be successfully challenged by any Governmental Authority based on local transfer pricing rules or the arm’s length principles. The Acquired Companies have not concluded a contract or have been party to an agreement or transaction which is likely to be disregarded, rejected or otherwise re-characterized on the grounds that it was made for the purpose of avoiding Tax.

(p) To the Management’s Knowledge, Movea, Inc. (i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has not been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state or local law), (iii) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of United States state or local law); (iv) has not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(q) To the Knowledge of the Management, no Acquired Company (other than Movea, Inc.) (i) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to United States federal, state or local Tax; (ii) is, or has ever been, a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code; or (iii) was created or organized in the United States such that the Company would be taxable in the United States as a domestic entity pursuant to Treasury Regulation Section 301.7701-5(a).

(r) To the Knowledge of the Management, neither any Acquired Company nor any other entity, organization, branch or body of any Acquired Company has ever filed an entity classification election Form 8832 under Section 7701 of the Code

Section 2.19	Employees and Employee Benefit Plans.

(a) Section 2.19(a) of the Management Disclosure Schedule contains a true, complete and accurate list as at the date hereof, which shall be updated on Closing, of the name, position, status, date of hire, date of birth and current monthly compensation of each and all of the employees (including but not limited to permanent employees and persons employed for a definite term) of the Acquired Companies together with the full amount and nature of any other remuneration, whether in cash or in kind, paid to each such employee (the “Employees”).

(b) No Acquired Company is engaged, and no Acquired Company has ever been engaged, in any unfair practice of any nature. None of the Acquired Companies has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

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(c) The employment agreements between the Acquired Companies and their Employees are in material compliance with Applicable Laws as well as with applicable collective bargaining agreements.

(d) None of the arrangements currently in effect regarding the provision of services to the Acquired Companies by any of the directors, managers or officers of the Acquired Companies contravened any Applicable Laws.

(e) The Acquired Companies comply with all material provisions of Applicable Laws, collective bargaining agreements and unilateral undertakings regarding employment and employment practices (including, without limitation, minimal wages, working time and overtime regulations, discrimination in employment, employment of senior employees, trainings rights, election of employee representatives, calculation and accrual of vacations, safety and health regulations). The Acquired Companies are not liable for any unpaid wages, vacation pay, bonuses or for any material Taxes, penalty, assessment or forfeiture for failure to comply with any employer / employee matter except as accrued for in the Financial Statements.

(f) Except for the Derivative Securities, the Acquired Companies have not entered into any severance or other similar contracts and no additional pension or retirement benefits, bonus, indemnity, profit sharing, stock purchase or stock option plans, company saving plans or employee funds, currently in effect, which provide for any individual or collective terms, applicable to any or all of the Employees, beyond employment contracts, collective agreements, mandatory statutory or regulatory obligations.

(g) No consultation or agreement of the Employees or any of their representatives is legally required in connection with the completion of the Transactions.

(h) Except as provided in Section 2.18(n) of the Management Disclosure Schedule, none of the Employees or corporate officers of the Acquired Companies will receive from the Acquired Companies any benefits as a result of the completion of the Transactions.

(i) None of the Key Employees of any of the Acquired Companies has resigned or made known his intention to resign.

(j) The Acquired Companies are not the subject of any particular Proceedings by any administrative authorities, commission, board, bureau or agency including, without limitation, the labor authorities (Inspection du Travail) and social security authorities (URSSAF) for failure to comply with any labor regulations and there is no basis for any such Proceedings.

(k) None of the Acquired Companies’ subcontractors or independent consultants, or employees of these subcontractors or independent consultants, have any right against any of the Acquired Companies to claim that they must be categorized as actual employees of the Company or its Subsidiary as a result of their past relations with the Company or its Subsidiary.

(l) The Company has satisfied all of its material obligations relating to labor and social security laws including those relating to (i) the employment of persons under fixed-term contracts of employment, (ii) the use of interim personnel, (iii) employees’ representation and (iv) the application of collective bargaining agreements.

(m) Except as provided in Section 2.18(n) of the Management Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions will entitle any Employee or former employee or current or former legal representative (mandataire social), corporate officer, director, executive or manager of any of the Acquired Companies to severance pay, unemployment compensation or any other payment or benefit (including any incentive payment or bonus) from such Acquired Company.

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(n) No other Employees, directors, officers, employees from temporary employment agencies, persons with pending employment agreements, freelancers or any other individuals do or will, as a result of facts, events or circumstances existing or having occurred on or before the date of the Agreement, by unilateral declaration of such individual or by operation of law, become an Employee of the Company or its Subsidiary, and none of the Employees from temporary employment agencies will become by unilateral declaration of such individual or the agency or by operation of law a permanent Employee of the Company or its Subsidiary.

(o) None of the Acquired Companies employ nor have recourse to VRP (Voyageurs Répresentants Placiers) or commercial agents and no relationship of the Company or its Subsidiary with any Person (including any Employee) is liable to be re-categorised as such.

(p) There are no pending or threatened or reasonably anticipated claims or Proceedings against any Acquired Company under any workers’ compensation, working time or welfare policy, employment or labor standards, human rights, labor relations, wrongful dismissal, occupational health and safety, employee privacy, pay equity or other employment-related Applicable Laws.

Section 2.20	Environmental Matters.

(a) No written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (or, to the Knowledge of the Management, any basis therefor) is pending or, to the Knowledge of the Management, is threatened by any Governmental Authority or other Person against any Acquired Company and relating to or arising out of any Environmental Law;

(b) To the Knowledge of the Management, each Acquired Company is, and has at all been, in material compliance with all Environmental Laws and all Environmental Permits; and

(c) There are no liabilities of any Acquired Company under any Environmental Law or any Hazardous Substance and, to the Knowledge of the Management, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(d) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Management has Knowledge in relation to the current or prior businesses of any Acquired Company that has not been delivered to Purchaser.

Section 2.21	Affiliate Transactions.

Except as set forth in Section 2.21 of the Management Disclosure Schedule, no director, officer, employee of any Acquired Company or members of any of their immediate family (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of any Acquired Company (i) has been involved, directly or indirectly, in any material business arrangement or other material relationship with any Acquired Company (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company or (iii) is engaged, directly or indirectly, in the conduct of the businesses of any Acquired Company. In addition, no such Related Person has an interest in any Person that competes with the businesses of any Acquired Company in any market presently served by any Acquired Company (except for ownership of less than one percent of the outstanding capital share of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).

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Section 2.22	Finders’ Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Acquired Company who might be entitled to any fee or commission from any Acquired Company in connection with the Transactions.

Section 2.23	Bank Accounts.

(a) Section 2.23(a) of the Management Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of any of the Acquired Companies at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

(b) No Acquired Company has any outstanding credit facility, overdraft, loan, loan stock, debenture, letter of credit, acceptance credit or other financial facility. As of the Closing Date, there are no outstanding amounts owed by any Acquired Company under any such credit facility, overdraft, loan, loan stock, debenture, letter of credit, acceptance credit or other financial facility.

Section 2.24	Full Disclosure.

This Agreement (including the Management Disclosure Schedule) does not, and any additional agreements, documents or certificates delivered pursuant to this Agreement do not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading, provided that the Management does not warrant that it will achieve any future results or projections described to Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Subject to Section 12.5, except as set forth in the Selling Shareholders’ Disclosure Schedule, each Executing Selling Shareholder represents and warrants in its own capacity and as for itself only, to and for the benefit of Purchaser, as follows:

Section 3.1	Title to Company Shares.

Such Executing Selling Shareholder has, and Purchaser will acquire from such Executing Selling Shareholder at the Closing, assuming Purchaser’s full and timely performance of its obligations under the Agreement, good and valid title to the Company Shares set forth on Exhibit A with respect to such Executing Selling Shareholder, free and clear of any Liens and from any agreement, obligation or commitments to create, grant, give or permit to subsist any Liens, except for such Liens created by the Purchaser. All of such Company Shares (a) have been duly authorized and validly issued, (b) are fully paid and non-assessable, and (c) have been issued in full compliance with (i) all applicable securities laws and any other Applicable Law and (ii) all requirements set forth in applicable Contracts between the Company and such Executing Selling Shareholder.

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Section 3.2	Authority; Binding Nature of Agreements.

(a) Such Executing Selling Shareholder has full right, power and authority to enter into and to perform such Executing Selling Shareholder’s obligations under each of the Transactional Agreements to which such Executing Selling Shareholder is or may become a party. This Agreement constitutes the legal, valid and binding obligation of such Executing Selling Shareholder, and, assuming the due authorization, execution and delivery by all other parties hereto, enforceable against such Executing Selling Shareholder in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other agreements will constitute the legal, valid and binding obligation of such Executing Selling Shareholder who is a party thereto, and will be, assuming the due authorization, execution and delivery by all other parties hereto, enforceable against such Executing Selling Shareholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Such Executing Selling Shareholder has reviewed, as of the date of this Agreement the Estimated Consideration Allocation Chart, and as of the Closing the Consideration Allocation Certificate to be provided by the Company, and confirms that it agrees with the calculations set forth therein as such calculations relate to the consideration to be received by such Executing Selling Shareholder pursuant to this Agreement. The spouse, if any, of such Executing Selling Shareholder who is a resident of a community property jurisdiction has the absolute and unrestricted right, power and capacity to execute and deliver and to perform his or her obligations under the spousal consent being executed by him or her. Said spousal consent constitutes such spouse’s legal, valid and binding obligations, enforceable against him or her in accordance with its terms.

(b) If any of the Executing Selling Shareholders is a body corporate: (i) it is duly incorporated and validly existing under the laws of the country of its incorporation; and (ii) all necessary actions, conditions and things have been taken, fulfilled and done in order to enable it to enter into, perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it.

Section 3.3	Non-Contravention; Consents.

Neither (1) the execution, delivery or performance of this Agreement by such Executing Selling Shareholder, nor (2) the consummation of the Transactions by such Executing Selling Shareholder, will (with or without notice or lapse of time):

(a) if such Executing Selling Shareholder is not an individual, contravene, conflict with or result in a violation or breach of (i) any of the provisions of the articles of association, partnership agreement, bylaws or other charter or organizational documents of such Executing Selling Shareholder, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of such Executing Selling Shareholder;

(b) contravene, conflict with or result in a violation or breach of any provisions of any Applicable Law, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any order, writ, injunction, judgment or decree to which such Executing Selling Shareholder is bound; or

(c) contravene, conflict with or result in a violation or breach of or a default under any provision of, give any Person the right to declare a default under, cause or permit the termination, cancellation, acceleration or other change of any right or obligation or loss of any benefit under, or require any consent under, any Contract to which such Executing Selling Shareholder is a party or by which such Executing Selling Shareholder is bound or any license, franchise, permit, certificate, approval

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or other similar authorization affecting, or relating to, the Executing Selling Shareholder, except where any such conflicts, violations, breaches, defaults, rights or losses individually or in the aggregate will not prevent the consummation of the Transactions.

Such Executing Selling Shareholder neither was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of the Transactional Agreements to which such Executing Selling Shareholder is a party or (y) the consummation of the Transactions, other than where the failure to make filings, give notice or obtain Consents will not impair the ability of such Executing Selling Shareholder to consummate the Transactions.

Section 3.4	Capacity of Executing Selling Shareholder.

(a) Such Executing Selling Shareholder has the capacity to comply with and perform all of such Executing Selling Shareholder’s covenants and obligations under each of the Transactional Agreements to which such Executing Selling Shareholder is or may become a party.

(b) Such Executing Selling Shareholder:

(1) has not, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against such Executing Selling Shareholder, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantially all of such Executing Selling Shareholder’s assets, (D) admitted in writing such Executing Selling Shareholder’s inability to pay such Executing Selling Shareholder’s debts as they become due, or (E) taken or been the subject of any action that will have an adverse effect on such Executing Selling Shareholder’s ability to comply with or perform any of such Executing Selling Shareholder’s covenants or obligations under any of the Transactional Agreements, it being understood that Technicolor went into sauvegarde financière which it exited in 2010; or

(2) is not subject to any Applicable Law that may have an adverse effect on such Executing Selling Shareholder’s ability to comply with or perform any of such Executing Selling Shareholder’s covenants or obligations under any of the Transactional Agreements.

(c) There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of such Executing Selling Shareholder to comply with or perform any of such Executing Selling Shareholder’s covenants or obligations under any of the Transactional Agreements. To the Knowledge of such Executing Selling Shareholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that may serve as a reasonable basis for any such Proceeding.

Section 3.5	Tax Withholding Information.

Any and all information provided to Purchaser by or on behalf of such Executing Selling Shareholder for purposes of enabling Purchaser to determine the amount to be deducted and withheld from the consideration payable to such Executing Selling Shareholder pursuant to this Agreement under Applicable Law is true, accurate and complete.

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Section 3.6	Disclosure.

This Agreement does not, and any additional agreements, documents or certificates delivered pursuant to this Agreement do not: (a) contain any representation, warranty or information relating to such Executing Selling Shareholder (either as shareholder or member of the Management) that is false or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information relating to such Executing Selling Shareholder (either as shareholder or member of the Management) contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading with respect to such Executing Selling Shareholder.

Section 3.7	Finder’s Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Executing Selling Shareholder who might be entitled to any fee or commission from any Acquired Company or any of its Affiliates in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedule set in Exhibit R, Purchaser represents and warrants to the Company that:

Section 4.1	Corporate Existence and Power.

Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Purchaser has delivered or made available (including through the SEC EDGAR system) to the Company accurate and complete copies of the restated certificate of incorporation of Purchaser in effect as of the date of this Agreement.

Section 4.2	Corporate Authorization.

Purchaser has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser and Purchaser’s board of directors. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.3	Governmental Authorization.

The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other securities laws or the laws of any securities exchange and (ii) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Purchaser to consummate the Transactions.

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Section 4.4	Non-Contravention.

The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Purchaser; (b) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law; or (c) assuming compliance with the matters referred to in Section 2.3, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation or, acceleration under any provision of any Contract binding upon Purchaser that is filed as an exhibit to InvenSense, Inc.’s Annual Report on Form 10-K filed with the SEC on May 29, 2014. Purchaser is not aware of any fact or circumstances that would prevent it from performing its obligations under the Agreement.

Section 4.5	Litigation.

There is no pending Proceeding, and (to the knowledge of the Purchaser) no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. To the Knowledge of Purchaser, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding.

Section 4.6	Finders’ Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Purchaser or any of its Affiliates in connection with the Transactions.

Section 4.7	Financing of the Transactions Contemplated Under this Agreement.

The financing of the acquisition by the Purchaser of the Company Shares (including, without limitation, equity contributions, shareholders’ loans or external financing) does not come from drug trafficking nor organized criminal activities and the Purchaser is in compliance with all applicable laws and regulations relating to anti-money laundering.

Section 4.8	No Breach.

As of the date hereof, Purchaser does not have actual knowledge of any matter, which to its actual knowledge constitutes a material breach of the Management representations and warranties.

It is understood and acknowledged that Purchaser (i) has not reviewed all documents in the data room and (ii) was and is under no obligation, either express or implied, to review any particular document in the data room with any particular level of scrutiny.

The foregoing confirmation is provided for informational purposes only and shall in no way limit or modify (i) Purchaser’s right to contractually rely on the representations and warranties set forth herein (as qualified by the Management Disclosure Schedule) or (ii) Purchaser’s rights and remedies if there has been a breach of the foregoing representations and warranties, including Purchaser’s indemnification rights set forth in Article X of this Agreement

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ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1	Conduct of Business.

From the date of this Agreement until the Closing Date, or the earlier termination of this Agreement in accordance with its terms, Management (in its capacity as a Selling Shareholder, director or employee of an Acquired Company) shall and each Executing Selling Shareholder, solely in its capacity as a Selling Shareholder of the Company, shall exercise all rights attaching to the Company Shares held by it, and all other powers of control (if any) it may have in relation to the conduct of the affairs of the Company to cause (so far as it is within its power to do so) each Acquired Company to, conduct their businesses in the ordinary course consistent with past practice, including using commercially reasonable efforts to (i) preserve intact their respective present business organizations, (ii) maintain in effect Governmental Authorizations necessary for the conduct of the Acquired Companies’ business, (iii) keep available the services of each Acquired Company’s officers and employees, and (iv) maintain satisfactory relationships with the customers, lenders, suppliers of the Acquired Companies and others having a business relationship with them. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or pursuant to the prior written consent of Purchaser (unless the requirement to obtain Purchaser’s consent in such instance would be a violation of Applicable Law), Management (in its capacity as a Selling Shareholder, director or employee of an Acquired Company) shall not, and shall cause each Acquire Company not to, and each Executing Selling Shareholder, solely in its capacity as a Selling Shareholder of the Company, shall exercise all rights attaching to the Company Shares held by it, and all other powers of control (if any) it may have in relation to the conduct of the affairs of the Company to cause (so far as it is within its power to do so) each Acquired Company not to:

(a) amend its articles of association, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, share or property or any combination thereof) in respect of any Company Shares or other securities of any other Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Shares or securities of any other Acquired Company;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or securities of any other Acquired Company, other than the exercise of Derivative Securities that are outstanding on the date of this Agreement in accordance with the terms of those Company Options on the date of this Agreement or (ii) amend any term of any Company Shares, or Derivative Securities or securities of any other Acquired Company, (whether by merger, consolidation or otherwise) including an amendment of a Company Option held by an employee to provide for acceleration of vesting as a result of the Transactions or a termination of employment or service related to the Transactions;

(d) incur any capital expenditures or any obligations or liabilities outside the ordinary course of business or which individually exceed $5,000 or in aggregate exceed $10,000;

(e) acquire (by merger, consolidation, acquisition of share or assets or otherwise), directly or indirectly, any securities or all or substantially all of the assets, properties or businesses of any third party;

(f) sell, lease or otherwise transfer, or create or incur any Lien, on any assets of the Acquired Companies (including Company IP) or properties, other than Permitted Liens;

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(g) make any loans, advances or capital contributions to, or investments in, any other Person other than (i) between the Company and any of the other Acquired Companies in the ordinary course of business, (ii) the generation of accounts receivable from the sale of Company Products to customers in the ordinary course of the business and (iii) advances of travel expenses in the ordinary course of business;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any Company Debt;

(i) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company;

(j) (i) other than as required under Applicable Law, grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer, advisor, consultant, or employee of any Acquired Company, (ii) other than in accordance with agreements entered into prior to the date hereof and listed on Section 5.1(j) of the Company Disclosure Schedule, increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) other than in the Acquired Companies’ ordinary course of business, enter into any employment, deferred compensation or other agreement or offer (or amend any such existing agreement or offer) with any director, officer, advisor, consultant, or employee of any Acquired Company, (iv) establish, adopt or amend (except as required by Applicable Law or as may be required or advisable pursuant to the terms of this Agreement) any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, share option, restricted share or other benefit plan or arrangement covering any director, officer, advisor, consultant or employee of any Acquired Company, (v) other than in accordance with agreements entered into prior to the date hereof and listed on Section 5.1(j) of the Company Disclosure Schedule, increase compensation, bonus, commission, or other benefits payable to any director, officer, advisor, consultant or employee of any Acquired Company, (vi) terminate any Key Employee, or (vii) promote any employee of any Acquired Company;

(k) change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in French GAAP and as agreed to by its independent public accountants;

(l) commence, settle, or offer or propose to settle, (i) any Proceeding involving or against any Acquired Company, (ii) any shareholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the Transactions;

(m) other than as may be required under Applicable Law or with respect to any Tax ruling contemplated herein, make or change any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; file any Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax; change or adopt any annual Tax accounting period or method of Tax accounting; surrender or forfeit any right to claim a Tax refund; file any Tax petition, Tax complaint or administrative Tax appeal; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or, except as contemplated by this Agreement request, negotiate, apply for or receive a Tax ruling on its own behalf or on behalf of any of the Selling Shareholders;

(n) accelerate collection of any accounts receivable of any Acquired Company, reduce prices of any Company Product in effect as of the date hereof or defer payment of any accounts payable outside the Company’s normal payment cycle;

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(o) enter into, or enter into agreements that contemplate any of the Acquired Companies engaging in, a new line of business;

(p) form or acquire any Subsidiaries;

(q) increase rights to indemnification for any Person to which the Acquired Companies are obligated to indemnify;

(r) send any written communications (including electronic communications) to any employee or consultant of the Acquired Companies regarding this Agreement or the transactions contemplated hereby;

(s) apply for or accept any Grant; or

(t) agree, resolve or commit to do any of the foregoing.

From the date of this Agreement until the Closing Date, or the earlier termination of this Agreement in accordance with its terms, Purchaser shall not declare, set aside or pay any dividend or other distribution (whether in cash, share or property or any combination thereof) in respect of any Purchaser securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Purchaser securities (except for the repurchase or offer to repurchase any outstanding options and shares issuable upon exercise thereof in the ordinary course of business).

Section 5.2	No Solicitation; Other Offers.

(a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, (i) each Executing Selling Shareholder (in its capacity as a Selling Shareholder, director or employee of any Acquired Company) shall not, and shall cause each of its Representatives not to, and (ii) Management shall not, and shall cause each of its Representatives and each of the Acquired Companies (and each of their respective Representatives) not to, directly or indirectly: (A) solicit, encourage, initiate, entertain, review, accept, support, approve or participate in any negotiations or discussions with respect to any offer, inquiry, indication of interest or proposal, whether oral, written or otherwise, formal or informal, to, directly or indirectly, acquire all or a material portion of the Company or its business, whether by purchase of assets, exclusive license, joint venture, strategic partnership or other alliance formation, purchase of stock, merger or other business combination, or otherwise (any of the foregoing being a “Competing Proposed Transaction”); (B) disclose any information not customarily disclosed consistent with the Company’s past practices to any person concerning the Company or its business and which the Company believes or should reasonably know could be used for the purposes of formulating any offer, indication of interest or proposal for a Competing Proposed Transaction; (C) assist, cooperate with, facilitate or encourage any person to make any offer, indication of interest or proposal for a Competing Proposed Transaction; (D) execute, or agree to execute or enter into a contract, arrangement or understanding regarding, approving, recommending or endorsing any Competing Proposed Transaction; or (E) authorize or permit any of the Company’s or the Executing Selling Shareholder’s Representatives to take any such action or other actions as would adversely affect the Purchaser’s ability to consummate the proposed Transaction. Management and each of the Executing Selling Shareholders shall immediately cease and shall cause to be terminated all existing discussions or negotiations with any parties (other than Purchaser or its Affiliates) conducted heretofore, whether by the Company or its Representatives, which could reasonably be expected to lead to any Competing Proposed Transaction.

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(b) Through the Closing Date or the termination of this Agreement in accordance with its terms, (i) each Executing Selling Shareholder (in its capacity as a Selling Shareholder, director or employee of any Acquired Company) shall, and shall cause each of its Representatives to, and (ii) Management shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives), notify Purchaser immediately (and in any event within 24 hours) if any offer, indication of interest or proposal (formal or informal, oral, written or otherwise), or any inquiry or contact with any person with respect thereto, regarding a Competing Proposed Transaction is made or is outstanding on the date hereof, such notice to include the terms of the Competing Proposed Transaction, and shall keep Purchaser apprised, on a current basis, of any modifications to such Competing Proposed Transaction; provided that this provision shall not in any way be deemed to limit the obligations set forth in Section 5.2(a). Subject to the exceptions set forth in this Agreement, Management will not cause any of the Acquired Companies to engage in any material transaction involving the transfer or licensing of any intellectual property to a third party or the issuance or exchange of any of the Company’s equity securities or securities convertible into equity securities (other than routine employee stock awards under the Company’s existing stock option plan) or any financing transaction without the Purchaser’s advance written consent.

Section 5.3	Access to Information; Insider Trading.

(a) From the date of this Agreement until the Closing Date, or the termination of this Agreement in accordance with its terms, Management shall and shall cause each of the Acquired Companies, to (a) give Purchaser and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (b) furnish to Purchaser and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request and (c) instruct their respective employees, counsel and financial advisors to cooperate with Purchaser and its Representatives in their investigation of the Acquired Companies; provided, however, that the Company shall not be required to comply with this Section 5.3 if such compliance would result in a violation of Applicable Law. Any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the businesses of the Acquired Companies.

(b) Each Executing Selling Shareholder (in its capacity as a Selling Shareholder, director or employee of any Acquired Company), on behalf of itself and its Representatives, agrees that it may learn of material, non-public information of Purchaser during this period and that the United States securities laws prohibit any persons who have material, non-public information concerning Purchaser from purchasing or selling securities of Purchaser or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information. Accordingly, each Executing Selling Shareholder other than Intel Capital (in its capacity as a Selling Shareholder, director or employee of any Acquired Company), on behalf of itself and its Representatives, and Management, on behalf of themselves and each of the Acquired Companies and their respective Representatives, agree that it shall not purchase or sell or otherwise trade in any manner in Purchaser’s securities until such time as it is no longer in possession of material, non-public information of Purchaser. Intel Capital agrees that it shall not purchase or sell or otherwise trade in any manner in Purchaser’s securities until such time as it is no longer in possession of material, non-public information of Purchaser and it will maintain a knowers list in compliance with applicable United States securities laws. Intel Capital will procure that the knowers acknowledge the legal duties and obligations associated with the access to such information and are aware of the legal consequences of violations thereof.

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Section 5.4	Notices of Certain Events.

(a) From the date of this Agreement until the Closing Date, or the termination of this Agreement in accordance with its terms, Management and each Executing Selling Shareholder shall promptly notify Purchaser, and the Purchaser shall promptly notify Management and the Holder Representative of:

(1) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(2) any notice or other communication from any Governmental Authority (i) delivered in connection with the Transactions, or (ii) indicating that a Governmental Authorization is revoked or about to be revoked or that a Governmental Authorization is required in any jurisdiction in which such Governmental Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to any Acquired Company or to the Purchaser, as the case may be.

(3) any actions, suits, claims, investigations or proceedings commenced or, to their respective Knowledge, threatened against, relating to or involving or otherwise affecting any Acquired Company, or the Purchaser, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 2.10 or 2.11, or 4.5, as the case may be, or that relate to the consummation of the Transactions;

(4) any inaccuracy in or breach of any of their respective representations, warranties or covenants contained in this Agreement; and

(5) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VIII impossible or unlikely.

(b) The disclosure of an event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.4(a) shall not be deemed to (a) amend or supplement the Management Disclosure Schedule, the Selling Shareholder Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, or the representations and warranties contained herein, (b) prevent or cure any breach of, or operate as a waiver with respect to or otherwise affect, any representation, warranty, covenant or agreement of the Company, the Executing Selling Shareholders or the Purchaser contained herein or in any instrument or certificate delivered in connection herewith, (c) affect in any way the indemnification provided under Article X, or (d) otherwise prejudice any right or remedies of the Purchaser, the Executing Selling Shareholder or the Holder Representative, as applicable, pursuant to this Agreement.

Section 5.5	Insurance.

Management shall use its commercially reasonable efforts to maintain in effect all insurance policies covering Company or any Acquired Company as of the date hereof (or to procure comparable replacement policies (or such replacement coverage as is obtainable on a commercially reasonable basis)) and to pay all premiums due thereon until the Closing.

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Section 5.6	Restriction on Transfer.

Each Executing Selling Shareholder agrees that, prior to the Closing, such Executing Selling Shareholder shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Lien, any Company Shares or any other security of the Company, or any direct or indirect beneficial interest therein.

Section 5.7	Financial Statements.

Management agrees to use commercially reasonable efforts to (i) convert the Company’s Financial Statements into US GAAP and (ii) have the Company’s independent registered public accounting firm promptly review, approve and accept French GAAP Financial Statements under US GAAP diligences provided that any inaccuracies in such translation will not be deemed to be a breach of any representation and warranty of Management and will not be subject to any claim for Damages by any Indemnitee pursuant to Article X and that Purchaser will reimburse the Company for the fees and expenses associated with such conversion if the Closing does not occur.

Section 5.8	Transactional Agreements.

Prior to the Closing, each Executing Selling Shareholder shall execute and deliver to the Company and Purchaser, each agreement or document set forth in Section 9.1(e) to be executed by such Executing Selling Shareholder in substantially the forms attached as exhibits hereto.

Section 5.9	Company Shareholders Meeting.

Management and the Executing Selling Shareholders shall take all action necessary under all Applicable Law and the Company’s Charter Documents to send a notice of all requisite shareholders’ meetings, to Company Shareholders and hold such shareholders’ meetings to vote on the proposal to approve this Agreement and the other transactions contemplated by this Agreement, as specified in Section 1.10(b)(10) hereof.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.1	Commercially Reasonable Efforts.

(a) Facilitating the Close. Management and each of the Executing Selling Shareholders, solely in its capacity as shareholder of the Company and within its shareholder’s rights to do so, shall use commercially reasonable efforts to cause the conditions set forth in Sections 8.1 and 8.2 to be satisfied on a timely basis so far and to the extent such conditions or their satisfaction are within such person’s control, and Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Sections 8.1 and 8.3 to be satisfied on a timely basis.

(b) Filings - General. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings and give all notices reasonably required to be made and given by such party in connection with the Transactions, and (b) shall use all commercially reasonable efforts to obtain all Consents required to be obtained (pursuant to any Applicable Law or Contract, or otherwise) by such party in connection with the Transactions. Each party shall, upon request of another party, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it, provided that, to the extent such filings contain competitively sensitive information, the filing party may designate that portion of each such filing as “Highly Confidential” and

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provide that portion of the filing on an attorney-eyes only basis. Notwithstanding the generality of the foregoing, neither the Purchaser nor the Company shall, and the Company shall cause each of the Acquired Companies, not to, amend or modify in any material respect or otherwise waive, release or assign any material rights, claims or benefits of the Purchaser or any Acquired Company, respectively, or pay any fee or other compensation to any Person in order to obtain any Consent required to be obtained (pursuant to any Applicable Law or Contract, or otherwise) by such party in connection with the Transactions.

Section 6.2	Confidentiality; Public Announcements.

(a) Confidentiality Agreement. Purchaser and Management hereby acknowledge and agree that the Company and Purchaser continue to be bound by the Mutual Non-Disclosure Agreement dated as of May 31, 2011 (as amended) by and between Purchaser and the Company (the “Confidentiality Agreement”).

(b) Public Announcements; Disclosure Requirements. A press release substantially in the form, as to the Movea section of the release, of Exhibit S will be issued in connection with the execution of this Agreement. Notwithstanding the Confidentiality Agreement, except as required by Purchaser, Management and any Executing Selling Shareholder pursuant to any disclosure requirements under Applicable Law (including French, US, federal and state securities laws and regulations), internal corporate governance rules requiring disclosure to investors, insurance companies or Affiliates of such Executing Selling Shareholder (provided that such recipients are under an obligation to keep such information confidential), stock exchange rules or other regulations, Purchaser, Management, the Executing Selling Shareholders, and the Holder Representative hereby agree to not (and to cause their Representatives and Affiliates to not) make any other public announcement, notice, or any other communication to any other third party regarding the existence or any subject matter, terms or conditions of this Agreement and the other transactions contemplated by this Agreement without the prior written approval of both the Company and Purchaser. Each of Management and the Purchaser shall submit to each other drafts of any public announcement of or relating to the Transaction that such party intends to release reasonable time before the release thereof and will cooperate in good faith in providing to each other comments to such announcements. Notwithstanding anything to the contrary, any announcement, notice or any other communication that would mention the name of a given financial Executing Selling Shareholder would require such Executing Selling Shareholder’s prior written consent. Notwithstanding anything in this Agreement to the contrary, following Closing, the Holder Representative shall be permitted, after the issuance of the press release in accordance with the first sentence of this Section 6.2(b), to publicly announce that it has been engaged to serve as the Holder Representative in connection with this Agreement as long as such announcement does not disclose any of the other terms of this Agreement.

Section 6.3	Retention Fund.

As of the Closing Date, Purchaser shall issue, or cause to be issued, equity of the Purchaser representing the right to acquire shares of Purchaser Common Stock having an aggregate value of $3,000,000 (collectively, the “Retention Awards”) to those employees of the Acquired Companies designated by Purchaser prior to the Closing Date. Each Retention Award will vest over a maximum of four-years from the Closing Date with the exact vesting schedules, allocation and other terms and conditions of the issuance of the Retention Awards to be determined by Purchaser. In addition to the Bonus mentioned in Section 6.4 below, Purchaser shall cause the Company to pay an additional $600,000 bonus to the main employees of the Acquired Companies within one month of the Closing Date.

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Section 6.4	Bonus.

Purchaser shall procure the due payment by the Company of the bonuses granted by the Company’s board of directors on May 27, 2014 within seven days of the Closing Date.

ARTICLE VII

TAX MATTERS

Section 7.1	Tax Returns.

(a) Filings Prior to the Closing Date. Management shall cause each of the Acquired Companies to prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of such Acquired Company that are required to be filed (taking into account any extensions granted) on or before the Closing Date, and such Acquired Company shall pay, or cause to be paid, all of its Taxes that are due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of such Acquired Company, as applicable, with respect to such items, except as required by Applicable Law.

(b) Post Closing Filings. Following the Closing, Purchaser shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all other Tax Returns with respect to the Acquired Companies that are required to be filed (taking into account any extensions granted) after the Closing Date, including Tax Returns for any Straddle Period. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Acquired Companies, as applicable, with respect to such items, except as otherwise required by Applicable Law. Purchaser shall deliver a draft of any such Tax Returns for Pre-Closing Tax Periods at least twenty-five (25) Business Days prior to the due date (taking into account any extension) for the filing of such Tax Return to the Holder Representative for review. Purchaser shall reflect any reasonable comments the Holder Representative may submit to Purchaser no less than five (5) Business Days prior to the due date of such Tax Returns (or any extension for such filling). For clarification purposes the parties agree: (i) the fact that any such Tax Returns are submitted to the Holder Representative for review shall not, as of itself, be deemed to trigger an indemnification claim, impose an indemnification obligation on the Executing Selling Shareholder with respect thereto under Article X and shall not exempt Purchaser from acting in accordance with, nor shall it prevent the Executing Selling Shareholders from relying on the provisions set forth in Article X below (ii) the Taxes that may be due and payable by any of the Acquired Companies will not be, in of itself, evidence of a breach of the Company’s representations and warranties set forth in this Agreement (even if the position, interoperation of any applicable Tax law or action taken by Purchaser or any of the Acquired Companies will have an adverse impact the Acquired Companies business for the post-Closing Tax period), and (iii) only amounts exceeding the reserve for Tax liability for said item set forth on the face of the Financial Statements (rather than in amounts in the notes thereto) as of the Balance Sheet Date shall be eligible for any Damage claim pursuant to this Agreement.

(c) Straddle Period. In the case of a Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the day prior to the Closing Date will be: (i) in the case of Taxes other than income, sales and use and withholding Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the close of business on the day prior to the Closing Date and the denominator of which is the number of calendar days in the entire period, and (ii) in the case of income (including capital gains), sales and use and withholding Taxes, determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the day prior to the Closing Date.

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Section 7.2	Cooperation.

The Company and the Holder Representative shall, and the Company shall cause the Acquired Companies to, and Purchaser shall, and shall cause its respective Affiliates, auditors and Representatives to reasonably cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. In the event of an indemnification claim that will be made against the Executing Selling Shareholders with respect to any Tax matters, the Holder Representative and its advisors and consultants will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Acquired Companies to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Purchaser, as a condition to any indemnification claim that may be made pursuant to Article X hereof, shall cause each of the Acquired Companies to, (a) properly retain and maintain such records until such time as the Holder Representative agree, in writing, that such retention and maintenance is no longer necessary, but in no event later than the applicable survival period has expired and (b) allow the Holder Representative and its consultants and advisors, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as they may deem reasonably necessary or appropriate from time to time, during normal business hours and at the Executing Selling Shareholders’ expense.

Section 7.3	Tax Contests.

(a) Notification. Purchaser and the Acquired Companies, and their respective Representatives, shall promptly (and in no event later than within fifteen (15) days of becoming aware of it) notify the Holder Representative upon receipt by such party of written notice of any inquiries, claims, assessments, notices of Tax deficiency or other adjustments of Taxes, audits, examinations or similar events with respect to Taxes payable by the Company or by any Taxing authority regarding the Company and in each case relating to a Pre-Closing Tax Period and for which the Executing Selling Shareholders may be liable under Article X and send a copy of such written notice to the counter party.

(b) Purchaser’s Control. Purchaser shall have the sole right to control any audit or examination by any Taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Acquired Companies for all taxable periods, and the terms of and procedures set forth in Section 10.5 (Defense of Third Party Claims) shall apply hereto, mutatis mutandis.

Section 7.4	Transfer Taxes.

Each Executing Selling Shareholder and Purchaser shall pay all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (collectively, “Transfer Taxes”) levied against such Person by any Governmental Authority as a result of the Transactions provided that Purchaser shall pay the registration duties (droits d’enregistrement) due in relation to the sale of the Company Shares. For the avoidance of doubt, Transfer Taxes shall not include any Taxes based upon or in any way with reference to income, receipts or gain.

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ARTICLE VIII

CONDITIONS TO THE TRANSACTIONS

Section 8.1	Conditions to the Obligations of Each Party.

The obligations of the Company, Purchaser and the Executing Selling Shareholders to consummate the Transactions are subject to the satisfaction of the following conditions: no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Transactions on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Transactions that makes the consummation of the Transactions illegal.

Section 8.2	Conditions to the Obligations of Purchaser.

The obligations of Purchaser to consummate the Transactions are subject to the satisfaction, or waiver by Purchaser in its sole discretion, at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. (i) In the case of each representation and warranty of Management, such representations and warranties that are unqualified as to materiality shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing, and the representations and warranties that are qualified as to materiality shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, in each case as if made as of the Closing Date (except that representations and warranties that are made as of a specific date need be true or true in all material respects, as the case may be, only as of such date); provided that the condition that the representations and warranties of Management shall be true and correct as of the Closing Date shall be deemed to have been met even if there are inaccuracies in Management’s representations and warranties as of the Closing Date; provided that such inaccuracies constitute Damages in an amount of less than $5 million (such Damages will however remain subject to the indemnification provisions of Article X); provided further that, notwithstanding anything to the contrary in the Agreement, if an intellectual property-related claim is threatened in writing or filed against the Company or Purchaser’s group, by any person or entity listed on Section 8.2 of the Purchaser Disclosure Schedule and/or involving the patents owned or controlled by any such person or entity, between the date hereof and the Closing Date and the related damages for the Acquired Companies and/or Purchaser’s group are likely to be higher than the above mentioned $5 million threshold, the Selling Shareholders shall have the option, by accepting another specific $1 million escrow (the “IP Escrow”), to force Purchaser to close notwithstanding such claim (such IP Escrow would be separate and apart, and in addition to the $5 million Escrow Amount, which would remain available for defense and settlement expenses (but for any such claim, only after the IP Escrow has been actually spent by Purchaser or reserved for pending claims; the terms and conditions applicable to the Escrow Amount shall apply mutatis mutandis to the IP Escrow except that the IP Escrow will remain until final resolution of the issue) related to that and any other claim under the Agreement); provided, however, that the representations and warranties contained in Section 2.5(b) through 2.5(e) must be accurate in all respects as of the date of this Agreement and the Closing Date, and (ii) in the case of each representation and warranty of each Executing Selling Shareholder, such representations and warranties shall be true and correct as of the Closing (except that representations and warranties that are made as of a specific date need be true only as of such date).

Notwithstanding anything to the contrary in this Agreement, if Closing has not occurred within three (3) weeks from the date hereof and this Agreement has not otherwise been terminated, Management shall be entitled to update the Management Disclosure Schedule as it deems appropriate to reflect facts and events having occurred or that become known to them from the date hereof to the Closing Date

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(“Updated Management Disclosure Schedule”) in their sole discretion and to qualify the Management’s representations and warranties as per the Updated Management Disclosure Schedule. The Updated Management Disclosure Schedule shall be delivered to Purchaser no later than three (3) Business Days prior to the Closing and shall replace the Management Disclosure Schedule for all purposes of this Agreement

(b) Covenants. (i) Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects and (ii) each of the covenants and obligations that the Executing Selling Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Financial Statements. Purchaser shall be in receipt of the Financial Statements and the reconciliation of such Financial Statements into US GAAP.

(d) Executed Agreements and Certificates. Purchaser shall have received evidence of notification, to the satisfaction of Purchaser, of each of the Persons listed on Schedule 3 of the Transactions. Purchaser shall have received each of the agreements, documents and other deliverables set forth in Section 1.10(b), each of which shall be in full force and effect; provided, however, that (i) notwithstanding the requirements of Sections 1.10(b)(17) and 1.10(b)(20), if approval has not been received by any of the Persons listed in Schedule 3 within one (1) week from the date hereof and this Agreement has not otherwise been terminated, this condition shall be deemed satisfied so long as the Consent Escrow Amount has been deposited with the Escrow Agent in accordance with Section 1.5(a)(1)(i) and (ii) Purchaser shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to get any such approval that was not obtained before Closing as soon as reasonably possible after Closing.

(e) Employees. As of immediately prior to the Closing no more than 30% of the Acquired Companies employees shall have terminated or evidenced any intention to terminate employment with Purchaser or the Company following the Closing.

(f) Related Person Transactions. All Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand, (other than ordinary course agreements relating to employee compensation and benefits that have been provided to Purchaser prior to the date of this Agreement) shall have been terminated.

(g) Litigation. There shall not be: (i) pending by or before any Governmental Authority any Proceeding that seeks to frustrate or prevent the consummation of the Transactions on the terms, and the conferring upon Purchaser and the Company of all of their respective rights and benefits contemplated by this Agreement and that is determined by the parties’ counsel as being likely to succeed; or (ii) any Proceeding threatened in writing by any Person that has a reasonable likelihood of success, and that if successful would have any of the effects described in clause “(i).”

Section 8.3	Conditions to the Obligations of the Executing Selling Shareholders.

The obligations of the Executing Selling Shareholders to consummate the Transactions are subject to the satisfaction, or waiver by the Holder Representative at its sole discretion, of the following further conditions:

(a) Representations and Warranties. In the case of each representation and warranty of the Purchaser, such representations and warranties that are unqualified as to materiality shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing, and the representations and warranties that are qualified as to materiality shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, in each case as if made as of the Closing Date (except that representations and warranties that are made as of a specific date need be true or true in all material respects, as the case may be, only as of such date); provided, however, that the conditions set forth in this Section 8.3(a) shall be deemed not to have been met only if all inaccuracies in Purchaser’s representations and warranties in this Agreement constitute a Purchaser Material Adverse Effect.

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(b) Covenants. Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, provided that Purchaser’s obligations set forth in Article I above shall have been fully complied and Purchaser shall have paid the Closing Consideration in accordance with the provisions of this Agreement.

(c) Executed Agreements and Certificates. The Company shall have received each of the agreements, documents and other deliverables set forth in Section 1.10(c)(1), each of which shall be in full force and effect.

ARTICLE IX

TERMINATION

Section 9.1	Termination.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Purchaser;

(b) by either the Purchaser or the Company if the Transactions have not been consummated on or before one hundred twenty (120) days from the date hereof (such date, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by such time;

(c) by either Purchaser or the Company, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Transactions;

(d) by Purchaser, if (i) any representation or warranty of the Company or an Executing Selling Shareholder contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied, or (ii) the covenants or obligations of the Company or the Executing Selling Shareholders contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.2(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company or the applicable Executing Selling Shareholder during the 15-day period after Purchaser notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Purchaser may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company or applicable Executing Selling Shareholder is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach; or

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(e) by the Company, if (i) any representation or warranty of Purchaser contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, or (ii) the covenants or obligations of Purchaser contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.3(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Purchaser during the 15-day period after Management notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then Management may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period unless the Purchaser is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach; or

(f) by Purchaser, if there shall have occurred any event or condition of any kind or character that has had, or would reasonably be expected to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect, as determined in good faith by Purchaser in its sole discretion.

The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other parties setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.2	Effect of Termination.

If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect and all further obligations of the parties hereto shall terminate; provided that: (a) none of the Executing Selling Shareholders, the Acquired Companies or the Purchaser shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 9.2, Article XII and Section 6.2.

ARTICLE X

INDEMNIFICATION

Section 10.1	Survival of Representations.

(a) General Survival. Subject to Sections 10.1(b) and 10.3(d), the representations and warranties of Management and each Executing Selling Shareholder in this Agreement and the certifications set forth in the Company Closing Certificate and the Selling Shareholder Certificate (collectively, the “Closing Certificates”) with respect to such representations and warranties shall survive the Closing (and any later sale, transfer or other disposition of any or all of the Company Shares by Purchaser) and shall expire on the first anniversary of the Closing Date (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Indemnitee delivers to the Holder Representative an Officer’s Claim Certificate, then the claim asserted in such notice shall survive the Termination Date until such time as such Officer’s Claim Certificate is fully and finally resolved. Except as otherwise expressly provided in this Agreement, each covenant hereunder will survive the Closing until its expiration pursuant to its terms or, if no term is specified, until expiration of the applicable statute of limitations period.

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(b) Fundamental Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section 10.3(d), the Fundamental Representations shall survive the Closing and expire sixty (60) days after the expiration of the statute of limitations applicable thereto (including any extensions thereof).

(c) Tax Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section10.3(d), the Tax Representations shall survive the Closing and expire on the earlier of the two following dates: (i) December 31, 2017 and (ii) the end of a Tax audit on the Company concerning the 2013 and 2014 years (if any) (the “Tax Termination Date”).

Section 10.2	Indemnification; Recovery of Damages.

(a) Indemnification by each Executing Selling Shareholder for Certain Representations, Warranties and Covenants. From and after the Closing (and subject to Sections 10.1, 10.2(c) and 10.3), each Executing Selling Shareholder (each an “Indemnitor” for any claim by an Indemnitee under this Section 10.2(a)), severally and not jointly (conjointement et sans solidarité entre eux), shall indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of:

(1) any inaccuracy in or breach of any representation or warranty made by such Executing Selling Shareholder under Article III in this Agreement as of the date of this Agreement or at the Closing Date, with the determination of the amount of Damages arising out of, related to or resulting from such failure being made as if “material,” “in all material respects” or similar terms were not included therein;

(2) any inaccuracy in the Consideration Allocation Certificate or the Selling Shareholder Certificate, to the extent that such inaccuracy concerns information regarding such Executing Selling Shareholder; and

(3) any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of any of the matters set forth above in this Section 10.2(a) or 10.2(b), to the extent that they arise out of intentional misrepresentation, intentional breach of a covenant or fraud by such Executing Shareholder, the Company or the Management, provided that the provisions of Section 10.3(d) shall apply.

(b) Recovery of Damages by Indemnitees and Indemnification by Executing Selling Shareholders for Certain Representations, Warranties and Covenants from the Escrow Fund. From and after the Closing (and subject to Sections 10.1, 10.2(c) and 10.3), the Executing Selling Shareholders, severally and not jointly (conjointement et sans solidarité entre eux), shall indemnify the Indemnitees and the Indemnitees shall be entitled to recover from the Escrow Fund, and the Closing Consideration shall correspondingly be reduced by, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of:

(1) any inaccuracy in or breach of any representation or warranty made by Management in Article II as of the date of this Agreement or at the Closing Date; with the determination of the amount of Damages arising out of, related to or resulting from such failure being made as if “material,” “in all material respects,” “Company Material Adverse Effect” or similar terms were not included therein;

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(2) any breach of any covenant or obligation of an Executing Selling Shareholder or of Management set forth in this Agreement, or of the Holder Representative in this Agreement;

(3) any inaccuracy in the Consideration Allocation Certificate or the Closing Certificates;

(4) any amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital and not satisfied pursuant to Section 1.4;

(5) any Pre-Closing Taxes exceeding the reserve for Tax liability for said item set forth on the face of the Financial Statements (rather than the amounts in the notes thereto) as of the Balance Sheet Date; and

(6) any Taxes in respect of the Acquired Companies which are related to the period prior to the Closing, including, for the purpose of clarity, any and all Taxes for the period between December 31, 2013 and the Closing.

(c) In case where the Indemnitees could recover under more than one provision of Section 10.2 for the same Damages, the Indemnitees shall be permitted to make claims based on any number of the provisions of Section 10.2, chosen at Purchaser’s sole discretion, it being specified that if Purchaser elects to accept payment by the Indemnitors under a provision of Section 10.2, such acceptance shall discharge the Indemnitors from any liability under all other provisions on the basis of which Purchaser has made such claim with respect to said Damages.

(d) Damage to Purchaser. If any of the Acquired Companies suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of Management or the Executing Selling Shareholders, then (without limiting any of the rights of any Acquired Company as an Indemnitee) Purchaser shall also be deemed to suffer such Damages in an identical amount by virtue of being a direct or indirect shareholder thereof, provided, that the Indemnitors shall not be liable for indemnifying the Indemnitees for the same Damages more than once as set forth above, so that any payment by the Indemnitors pursuant to a claim shall discharge them from any liability to any other Indemnitee.

(e) For the purpose of clarity, any indemnification payment made hereunder shall be treated for Tax purposes as an adjustment to the Closing Consideration and not as damages.

Section 10.3	Limitations and Exceptions.

(a) Basket and De Minimis.

(1) Subject to Section 10.3(b), the Indemnitors shall not be required to make any indemnification payment in connection with any claim for indemnification under Sections 10.2(b)(1) or (2) until such time as the total amount of all Damages (including the Damages arising from such claim and all other Damages related to other claims for indemnification under Sections 10.2(b)(1) and (2) but excluding any Damage that would be disregarded as a result of the following paragraph) that have been

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suffered or incurred by any one or more of the Indemnitees and for which one or more claim(s) have been made in accordance with Section 10.4, exceeds $275,000 (the “Basket Amount”) in the aggregate. If the total amount of such Damages exceeds the Basket Amount in the aggregate, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages including the Basket Amount.

(2) Likewise, subject to Section 10.3(b), the Indemnitors shall not be required to make any indemnification payment in connection with any claim for Damages under Sections 10.2(b)(1) or 10.2(b)(2) if the amount of Damages is less than $30,000 (except that if a series of related claims for Damages would otherwise be deemed to exceed such threshold, then such threshold shall not apply with respect to such series of related claims).

(b) Exceptions to Basket. The limitations set forth in Section 10.3(a) shall not apply (i) in the case of intentional misrepresentation, intentional breach of a covenant or fraud, (ii) to inaccuracies in or breaches of any of the Fundamental Representations or the Tax Representations, or (iii) to the matters referred to in Sections 10.2(b)(3) through 10.2(b)(6),

(c) Liability Cap. Subject to Section 10.3(d), the Indemnitees’ recovery under:

(1) Section 10.2(a) from any Executing Selling Shareholder shall be limited to such Executing Selling Shareholder’s pro rata portion of the Closing Consideration (including such Executing Selling Shareholder’s portion of the Escrow Fund) and Earn-Out Payments (if any) actually received by such Executing Selling Shareholder in cleared funds;

(2) Section 10.2(b) shall be limited to the Escrow Amount, plus any accrued interest in the Escrow Fund (i.e., any Indemnitor’s liability shall not exceed its interest in the Escrow Fund);

The limitations set forth in this Section 10.3(c) are referred to as the “Liability Cap”.

(d) Intentional Misrepresentations and Breaches; Fraud. The limitations set forth in this Article X shall not apply to any Damages or claims in regards to intentional misrepresentation, intentional breach of a covenant or fraud, it being provided that in such case:

(1) other than as set forth in Section 10.3(d)(2) below, any Executing Selling Shareholder(s) who intentionally misrepresented, breached a covenant or actually knew of or participated in a fraud shall be individually liable to fully indemnify the Indemnitees, notwithstanding anything to the contrary in this Agreement, and

(2) other than as set forth in (1) above, in connection with any claim for recovery or indemnification in the case of intentional misrepresentation, intentional breach of a covenant or fraud by the Company or the Management, the Indemnitees shall recover Damages only from the Escrow Fund first, then from the Earn-Out Payments, if any Earn-Out Payments are at such time distributable to Selling Shareholders pursuant to Section 1.3 (through a withholding and set off of all or part of any such Earn-Out Payments against the related claim for recovery or indemnification made before such payments are made), and then from the Management in their capacity as Selling Shareholders, each time pro rata to the portion of the Closing Consideration and Earn-Out Payments (if any) actually received by, or distributable to, such Executing Selling Shareholder (i.e., a given Executing Selling Shareholder that would have received 10% of the proceeds distributed by Purchaser for the acquisition of the Company would be liable for 10% of such Damages); provided, however, that Indemnitees may recover Damages from the Management in their capacity as Selling Shareholders, as permitted by this Section 10.3(d)(2), immediately after recovery from the Escrow Fund if, at the time such Damages are payable, there is no

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Earn-Out Payment that Purchaser is required to pay pursuant to Section 1.3(a); provided further, that, notwithstanding anything to the contrary contained in this Section 10.3(d)(2), after recovery of Damages from the Escrow Fund and the Earn-Out Payments (if any), Indemnitees may not recover Damages from any Executing Selling Shareholder other than the Management.

Notwithstanding anything to the contrary contained in this Article X, Indemnitees shall be entitled to assert Damages or claims in regards to intentional misrepresentation, intentional breach of a covenant or fraud until the period ending twenty-four (24) months after the Closing Date.

(e) Limitations on Liability of Executing Selling Shareholders – Recourse to Escrow Fund

(1) In connection with any claim for indemnification pursuant to Section 10.2(a), the Indemnitees may seek recourse directly from the relevant Indemnitor or Indemnitors for Damages, up to the payment received by such Indemnitor or Indemnitors at the Closing Date pursuant to Section 1.5 (it being specified however that such limitation shall not apply in the case of intentional misrepresentation, intentional breach of a covenant or fraud) and may also seek recourse from the Escrow Fund, up to the dollar amount of the Executing Selling Shareholder’s Interest of the Escrow Fund.

(2) In connection with any claim for recovery or indemnification pursuant to Section 10.2(b), the Indemnitees shall recover Damages only from the Escrow Fund, except that in case of intentional misrepresentation, intentional breach of a covenant or fraud, the Indemnitees shall in addition have the rights set forth in Section 10.3(d).

(f) Other Limitations. No indemnification payment shall occur for any Damage resulting from a change in accounting principles and practices, or in applicable law or regulations after the Closing Date.

Section 10.4	Claims and Procedures.

(a) Officer’s Claim Certificate. If after: (i) any Indemnitee has or claims to have incurred or suffered Damages or (ii) any Indemnitee has made a reasonable determination that there is or may have been a breach of a representation, warranty or covenant contained in this Agreement or becomes aware of any breach of this Agreement or breach or misrepresentation of a representation or other event or circumstance for which it is, or may be or become, entitled to indemnification, compensation or reimbursement pursuant to this Article X, Purchaser may deliver to the Holder Representative a certificate signed by any officer of Purchaser (any certificate delivered in accordance with the provisions of this Section 10.4(a) an “Officer’s Claim Certificate”):

(1) stating that an Indemnitee reasonably believes that there is or may have been a breach of a representation, warranty or covenant contained in this Agreement, or any inaccuracy in a Closing Certificate or that such Indemnitee is or may otherwise be entitled to indemnification under this Article X;

(2) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer (the aggregate amount of such estimate, as it may be modified by each Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”); and

(3) contains a brief description (based upon the information then possessed by the Indemnitee) of the material facts known to the Indemnitee giving rise to such claim.

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(b) Notification to the Escrow Agent. At the time of delivery of any Officer’s Claim Certificate to the Holder Representative, a duplicate copy of such Officer’s Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Purchaser (on behalf of itself or any other Indemnitee), but the failure to provide such duplicate copy to the Escrow Agent in a timely fashion or otherwise shall not alter Indemnitees rights under this Article X.

(c) Dispute Procedure. During the 45-day period commencing upon the date that notice is deemed duly given pursuant to Section 12.1 to the Holder Representative of an Officer’s Claim Certificate (the “Dispute Period”), the Holder Representative may deliver to Purchaser a written response (the “Response Notice”) in which the Holder Representative: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owing to the Indemnitee. Any part of the Claimed Amount that is not agreed to be owing by the Holder Representative to the Indemnitee pursuant to the Response Notice shall be the “Contested Amount.” If a Response Notice is not duly given to the Purchaser pursuant to Section 12.1 prior to the expiration of the Dispute Period, then the Holder Representative shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee. For all purposes under this Agreement, Purchaser and the Escrow Agent shall only be required to give effect of any action taken or notice or response given by the Holder Representative if such action, notice or response is signed by the Holder Representative when delivered.

(d) Payment of Claimed Amount. If: (a) the Holder Representative delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee; or (b) the Holder Representative does not deliver a Response Notice during the Dispute Period, then: (i) in the case of an Escrow Claim (as defined below), Purchaser and the Holder Representative shall, within three Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period (as defined below), jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay the Claimed Amount to the Indemnitee from the Escrow Fund; and (ii) in the case of a Direct Claim, the Executing Selling Shareholders, subject to the provisions set forth in Section 10.2(e), within 20 days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, pay the Claimed Amount to the Indemnitee.

(e) Payment of Agreed Amount. If the Holder Representative delivers a Response Notice agreeing that less than the full Claimed Amount is owed to the Indemnitee, then: (i) in the case of an Escrow Claim, Purchaser and Holder Representative shall, within three (3) Business Days following the receipt of such Response Notice, jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay the Agreed Amount to such Indemnitee from the Escrow Fund; and (ii) in the case of a Direct Claim, the Executing Selling Shareholders shall, subject to the provisions set forth in Section 10.2(d), shall, within 20 days following the receipt of such Response Notice, pay the Agreed Amount to the Indemnitee.

(f) Resolution between the Parties. If the Holder Representative delivers a Response Notice indicating that there is a Contested Amount, the Holder Representative and the Purchaser shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Purchaser and the Holder Representative resolve such dispute, such resolution shall be binding on the Holder Representative, the Executing Selling Shareholders and the Purchaser and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by such Purchaser and the Holder Representative. In the case of an Escrow Claim, Purchaser and Holder Representative shall, within three (3) Business Days following the execution of such settlement agreement, jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay the Stipulated Amount to the Indemnitee from the Escrow Fund. In the case of a Direct Claim, the Executing Selling Shareholders shall, subject to the provisions set forth in Section 10.2(d), within 20 days following the execution of such settlement agreement, pay the Stipulated Amount to the Indemnitee.

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(g) Arbitration. If the Holder Representative and the Purchaser are unable to resolve the dispute relating to any Contested Amount within 45 days after the date that notice is deemed duly given pursuant to Section 12.1 to the Holder Representative with the delivery of the Officer’s Claim Certificate, then either the Indemnitee or the Holder Representative may submit the claim to be settled by binding arbitration in London, United Kingdom by the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) then in effect. The language of the arbitration shall be English. The Indemnitee and the Holder Representative shall each nominate one arbitrator in accordance with ICC Rules and the two arbitrators together will select a third arbitrator for the proceedings. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the third arbitrator and to use all reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The arbitrators’ authority shall be confined to deciding: (i) whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of the Contested Amount the Indemnitee is entitled to recover; and (ii) the non-prevailing party in the arbitration. The final decision of the arbitrators shall include the dollar amount of the award to the Indemnitee, if any, shall be furnished to the Holder Representative and the Indemnitee in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Holder Representative, the Executing Selling Shareholders and the Indemnitee and shall not be contested by any of them. The non-prevailing party in any such arbitration shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). The non-prevailing party shall be determined solely by the arbitrators. In the case of an Escrow Claim, Purchaser and Holder Representative shall, within three (3) Business Days following the delivery of the final decision of the arbitrator (or such shorter period as may be set forth in such final decision), jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay the Indemnitee in accordance with the written decision of the arbitrator from the Escrow Fund. In the case of a Direct Claim, the Executing Selling Shareholders shall, within 20 days following the delivery of the final decision of the arbitrator (or such shorter period as may be set forth in such final decision), pay the Indemnitee in accordance with the written decision of the arbitrator. Any ruling or decision of the arbitrator may be enforced in any court of competent jurisdiction.

(h) Release of Escrow.

(1) After Closing, if approval has not been received by any of the Persons listed in Schedule 3, the Company shall make monthly written requests to each such Person for consent, pursuant to Sections 1.10(b)(17) and 1.10(b)(20), a minimum of three (3) times or until such Person has either responded with the requested consent or explicitly refused such consent. Within thirty (30) days following the date upon which the Company receives consent from a Person listed on Schedule 3 and as required by Section 1.10(b)(23) (the “Post-Closing Consent”), as applicable, Purchaser and the Holder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release from the Consent Escrow Amount to each Executing Selling Shareholder such Executing Selling Shareholder’s Interest of the aggregate amount equal to the amount in Schedule 3 set forth next to such Person’s name. If any Person listed on Schedule 3 makes a request for the repayment or termination of the respective amount of contract or subsidy (each such Person referred to herein as a “Dissenting Person”), and such request or termination leads to the Company’s repayment of all or part of the respective amount or issuance of a final decision of termination of the respective amount of the contract or subsidy (“Termination Decision”), then, within thirty (30) days of such Termination Decision, Purchaser and the Holder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release from the Consent Escrow Amount to Purchaser the aggregate amount equal to the amount in Schedule 3 set forth next to the name of such Dissenting

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Persons, in case of a total repayment. In a case where the Termination Decision leads to a partial repayment, Purchaser and the Holder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release from the Consent Escrow Amount to Purchaser an amount equal to such actual repayment and to each Executing Selling Shareholder such Executing Selling Shareholder’s Interest of the balance of the amount in Schedule 3 set forth next to the name of such Dissenting Persons. Twelve (12) months after Closing (the “Consent Deadline”), if consents have not been received from all of the entities listed on Schedule 3 or a Person listed on Schedule 3 from whom consent is sought, if the requested consent has neither been provided nor explicitly refused and no request has been made by such Person for the repayment or termination of the respective amount of contract or subsidy (each such Person herein referred to as a “Silent Person”), then Purchaser and the Holder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release from the Consent Escrow Amount to each Executing Selling Shareholder such Executing Selling Shareholder’s Interest of the aggregate amount equal to the sum total of the amounts in Schedule 3 set forth next to each Silent Person’s name that have not previously been released pursuant to this Section 10.4(h)(1). The balance of the Consent Escrow Amount (if any) shall remain under escrow until final resolution of the issue (i.e. the balance (or the relevant portion thereof) being distributed to the Executing Selling Shareholders if and when the related consents are obtained or if the relevant amounts have not been reclaimed before the expiration of the applicable statute of limitations, and to Purchaser otherwise).

(2) On the Termination Date, Purchaser and the Holder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release from the Escrow Fund to each Executing Selling Shareholder such Executing Selling Shareholder’s Interest of the aggregate amount equal to: (i) the amount remaining in the Escrow Fund as of the Termination Date; minus (ii) the aggregate amount, as of the Termination Date, of the sum of the (x) Claimed Amounts, (y) Contested Amounts associated with all claims contained in Officer’s Claim Certificate that have not been finally resolved and paid prior to the Termination Date in accordance with this Section 10.4 (such unresolved claims being referred to as the “Unresolved Claims”) and (y) the Tax Escrow Amount.

(3) On the Tax Termination Date, Purchaser and the Holder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release from the Escrow Fund to each Executing Selling Shareholder such Executing Selling Shareholder’s Interest of the aggregate amount equal to: the amount remaining in the Escrow Fund as of the Tax Termination Date minus the Unresolved Claims.

(i) Resolution of Unresolved Claims. Following the Termination Date, if an Unresolved Claim is finally resolved, Purchaser and Holder Representative shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days after the final resolution of such Unresolved Claim and the delivery to the Purchaser of the amount to be delivered to the Purchaser from the Escrow Fund pursuant to this Section 10.4, a written notice instructing the Escrow Agent to release from the Escrow Fund to each Executing Selling Shareholder such Executing Selling Shareholder’s Interest of the amount (if any) by which the aggregate amount held in the Escrow Fund as of the time of such disbursement exceeds the aggregate amount of the Claimed Amounts and Contested Amounts associated with all remaining Unresolved Claims. Notwithstanding the foregoing, following the Termination Date and prior to the Tax Termination Date, the Escrow Agent shall be required to retain the Tax Escrow Amount in the Escrow Fund.

(j) Definitions. For purposes of this Section 10.4, a claim made pursuant to an Officer’s Claim Certificate shall constitute an “Escrow Claim” if and to the extent that sufficient amounts remain in the Escrow Fund to pay the amount due to be paid to the Indemnitee in accordance with this Article X, and shall constitute a “Direct Claim” to the extent that the amounts held in the Escrow Fund are

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insufficient to pay any amount due to be paid to the Indemnitee in accordance with this Article X; provided, however, that a claim with respect to which recourse to the funds held in the Escrow Account is the Indemnitee’s sole and exclusive remedy shall never constitute a Direct Claim.

Section 10.5	Defense of Third-Party Claims.

In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Company, against Purchaser or against any other Person) (a “Third Party Claim”) with respect to which any Selling Shareholder may become obligated to indemnify, compensate or reimburse an Indemnitee pursuant to Article X, Purchaser shall proceed diligently with the defense of such claim or Proceeding on its own with counsel reasonably satisfactory to the Holder Representative, provided that:

(a) each Executing Selling Shareholder shall make available to Purchaser any documents and materials in his possession or control that may be necessary to the defense of such claim or Proceeding;

(b) the Purchaser shall allow the Holder Representative to comment on the conduct of the Third Party Claim; the Purchaser shall have (and shall ensure that the Acquired Companies have) reasonable commercial regard for such comments. Moreover, the Purchaser shall regularly inform the Holder Representative of the progress of the Third Party Claim;

(c) the Holder Representative shall have the right (but not the obligation) to participate in the defense of the Third Party Claim and to retain counsel of their choice and at their exclusive cost, reasonably satisfactory to the Purchaser. The Purchaser shall have regard (and shall ensure that the Acquired Companies shall have regard) to such action as the Holder Representative shall consider reasonably necessary or appropriate under the circumstances and to cooperate with the Holder Representative and their counsel; and

(d) Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding; provided, however, that if Purchaser settles, adjusts or compromises any such claim or Proceeding without the consent of the Holder Representative, such settlement, adjustment or compromise shall not be conclusive evidence of the responsibility of the Executing Selling Shareholder and/or of the amount of Damages incurred by the Indemnitee in connection with such claim or Proceeding (it being understood that if Purchaser requests that the Holder Representative consent to a settlement, adjustment or compromise, the Holder Representative shall not unreasonably withhold or delay such consent, such consent not being conclusive evidence of the responsibility of the Executing Selling Shareholder and/or of the amount of Damages incurred by the Purchaser in connection with such claim or Proceeding).

Purchaser shall give the Holder Representative prompt notice of the commencement of any such Proceeding against Purchaser or the Company (and in no event later than fifteen (15) days after the commencement of a Third Party Claim relating to Tax or social security matters) with written information describing in reasonable detail such Third Party Claim and provide information reasonably requested by the Holder Representative and not subject to attorney-client privilege of Purchaser or any Indemnitee relating to such claim; provided, however, that any failure on the part of Purchaser to so notify the Holder Representative and provide such information shall not limit any of the obligations of the Executing Selling Shareholders under Article X (except to the extent such failure materially prejudices the defense of such Proceeding by the Holder Representative).

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Section 10.6	No Contribution.

No Executing Selling Shareholder shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

Section 10.7	Exercise of Remedies by Indemnitees other than Purchaser.

No Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy, in which case all matters relating to such indemnification claim or such other remedy shall be handled on behalf of such other Indemnitee only by Purchaser (or any successor thereto or assign thereof), and the Holder Representative shall communicate only with Purchaser (or any successor thereto or assign thereof), and not with any such other Indemnitee with respect to any such indemnification claim or such other remedy.

Section 10.8	Sole and Exclusive Remedy.

The indemnification provisions contained in Sections 10.01 through 10.08 (inclusive) are intended to provide the sole and exclusive remedy following the Closing as to all Damages any Indemnitee may incur arising from or relating to this Agreement or the transactions contemplated by this Agreement; and Purchaser, with respect to itself, any of its Affiliates and any Indemnitee: (i) hereby expressly waives any right, power or remedy it may have, under any Applicable Law, against the other party with respect to this Agreement and the transactions contemplated hereby; (ii) agrees to be barred from making any claim, request or demand and shall be barred from presenting any cause of action, other than pursuant to the specific terms of this Agreement, and any Indemnitee shall not be entitled to any other remedy not provided for herein and to the extent, and subject to the limitations, provided for herein.

ARTICLE XI

HOLDER REPRESENTATIVE

Section 11.1	Appointment of Holder Representative; Power and Authority.

(a) By virtue of the execution or adoption of this Agreement, each Executing Selling Shareholder hereby irrevocably agrees, constitutes and appoints Shareholder Representative Services LLC (the “Holder Representative”), and the Holder Representative hereby accepts such appointment, as the true, exclusive and lawful agent and attorney-in-fact of each of the Executing Selling Shareholders to act: (i) as the Holder Representative under this Agreement and the Escrow Agreement and to have the right, power and authority to perform all actions (or refrain from taking any actions) the Holder Representative shall deem necessary, appropriate or advisable in connection with, or related to, this Agreement and the Escrow Agreement and the Transactions, (ii) in the name, place and stead of each Executing Selling Shareholder (A) in connection with the Transactions, in accordance with the terms and provisions of this Agreement, and (B) in any Proceeding involving this Agreement, and (iii) and to do or refrain from doing all such further acts and things, and to execute all such documents as the Holder Representative shall deem necessary or appropriate in connection with the Transactions (including any Transaction Document). This power of attorney is coupled with an interest and is irrevocable. All actions, decisions and instructions of the Holder Representative shall be conclusive and binding upon all of the Executing Selling Shareholders.

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(b) Without derogating from the generality of the foregoing, as of the Closing the Holder Representative shall have the right, power and authority to:

(1) act for the Selling Shareholders with regard to all matters set forth in this Agreement, including those pertaining to the indemnification referred to in this Agreement, the power to compromise or settle any indemnity claim on behalf of the Selling Shareholders and to transact matters of litigation or other Proceedings;

(2) execute and deliver the Escrow Agreement on behalf of all Executing Selling Shareholders and all amendments, waivers, ancillary agreements, share powers, certificates and documents that the Holder Representative deem necessary or appropriate in connection with the consummation of the Transactions;

(3) receive funds for the payment of expenses of the Executing Selling Shareholders and apply such funds in payment for such expenses;

(4) do or refrain from doing any further act or deed on behalf of the Selling Shareholders that the Holder Representative deem necessary or appropriate in their sole discretion relating to the subject matter of this Agreement as fully and completely as the Selling Shareholders could do if personally present; and

(5) receive all notices or other documents given or to be given to the Holder Representative by Purchaser pursuant to this Agreement or the Escrow Agreement;

(6) receive service of process on behalf of any Selling Shareholder in connection with any claims under this Agreement.

(7) negotiate, undertake, compromise, defend, resolve and settle any suit, Proceeding, claim or dispute under this Agreement or the Escrow Agreement on behalf of the Selling Shareholders;

(8) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement;

(9) apply the Rep Reimbursement Amount to the payment of (or reimbursement of the Holder Representative for) expenses and liabilities which the Holder Representative may incur pursuant to this Agreement; and

(10) take such other action as the Holder Representative may deem appropriate, including:

(i) agreeing to any modification or amendment of this Agreement in accordance with Section 12.3 or the Escrow Agreement and executing and delivering an agreement of such modification or amendment;

(ii) taking any actions required or permitted under the Escrow Agreement; and

(iii) all such other matters as the Holder Representative may collectively deem necessary, appropriate or advisable to carry out the intents and purposes of this Agreement and the Escrow Agreement.

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(c) The Holder Representative may resign at any time and be removed or replaced only upon delivery of written notice to Management and the Purchaser by the Selling Shareholders holding at least a majority of outstanding Company Shares basis as of immediately prior to the Closing Date. Purchaser, Management and any other Person may conclusively and absolutely rely, without inquiry, upon any action of either of the Holder Representative in all matters referred to herein.

Section 11.2	Reimbursement.

(a) The Holder Representative shall be entitled to receive reimbursement from any Rep Reimbursement Amounts retained on behalf of the Holder Representative, for any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) incurred by the Holder Representative in the performance or discharge of its rights and obligations under this Agreement and the Escrow Agreement (the “Rep Expenses”). The Rep Reimbursement Amount shall only be used for the payment of the Rep Expenses or as otherwise required by this Agreement.

(b) The Holder Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. The Executing Selling Shareholders shall be responsible for and shall, jointly and severally, on a pro rata basis in accordance with Section 11.3, reimburse the Holder Representative as each Rep Expense is incurred or upon demand.

Section 11.3	Release from Liability; Indemnification.

Each Executing Selling Shareholder hereby releases the Holder Representative and each Executing Selling Shareholder agrees, acting severally and not jointly (conjointement et sans solidarité entre eux), on a pro rata basis (based on their Executing Selling Shareholder’s Interest compared to the aggregate of all Executing Selling Shareholder’s Interests), to indemnify, defend and hold harmless the Holder Representative for any and all Rep Expenses arising out of or in connection with the acceptance or administration of the Holder Representative’s duties hereunder or any action taken or not taken by it in its capacity as the Holder Representative, in each case as such Rep Expense is suffered or incurred; provided, that in the event that any such Rep Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Holder Representative, the Holder Representative will reimburse the Executing Selling Shareholders the amount of such indemnified Rep Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Holder Representative by the Executing Selling Shareholders, any such Rep Expenses may be recovered by the Holder Representative from (i) the funds in the Rep Reimbursement Amount, (ii) the amounts in the Escrow Fund or any other escrow funds established hereunder at such time as remaining amounts would otherwise be distributable to the Executing Selling Shareholders, and (iii) from any Earn-Out Payments at such time as any such amounts would otherwise be distributable to the Executing Selling Shareholders; provided, that while this section allows the Holder Representative to be paid from the Rep Reimbursement Amount, the Escrow Fund, any other escrow funds established hereunder, and the Earn-Out Payments, this does not relieve the Executing Selling Shareholders from their obligation to promptly pay such Rep Expenses as they are suffered or incurred, nor does it prevent the Holder Representative from seeking any remedies available to it at law or otherwise. In no event will the Holder Representative be required to advance its own funds on behalf of the Executing Selling Shareholders or otherwise. The

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Executing Selling Shareholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Holder Representative or the termination of this Agreement. The Holder Representative will not incur any liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own willful misconduct. In all questions arising under this Agreement or the Escrow Agreement, the Holder Representative may rely on the advice of counsel, and the Holder Representative will not be liable to the Executing Selling Shareholders for anything done, omitted or suffered by the Holder Representative based on such advice. Any and all decisions, acts, consents or instructions made or given by the Holder Representative in connection with this Agreement or the Escrow Agreement shall constitute a decision of all the Executing Selling Shareholders and shall be final, binding and conclusive upon each and every Executing Selling Shareholders, and the Purchaser shall be entitled to rely upon any such decision, act, consent or instruction of the Holder Representative.

ARTICLE XII

MISCELLANEOUS

Section 12.1	Notices.

All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day, or by express airmail if delivered between the United States and another country), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Purchaser, to:

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1114

Attention: Allison Leopold Tilley

Facsimile No.: 650.233.4545

E-mail: allison@pillsburylaw.com

and

Gide Loyrette Nouel

22 cours Albert ler

Paris, France 75008

Attention: David-James Sebag

dj.sebag@gide.com

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if to Management prior to the Closing Date, to:

Sam Guilaumé

22 avenue du Doyen Louis Weil

38000 Grenoble, France

Facsimile No.: +33 4 38 21 19 32

E-mail: sguilaume@movea.com

with a copy (which shall not constitute notice) to:

Jones Day

2, rue Saint Florentin

Paris, France 75001

Attention: Charles Gavoty and Jean-Gabriel Griboul

cgavoty@jonesday.com, jggriboul@jonesday.com

if to the Holder Representative, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202, USA

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

Telephone No.: (303) 648-4085

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto in accordance with this Section 12.1.

Section 12.2	Remedies; Specific Performance.

Subject to the provisions of this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 12.3	Amendments and Waivers.

(a) This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and the Holder Representative (acting exclusively for and on behalf of all of the Selling Shareholders).

(b) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this

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Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 12.4	Expenses.

Except for the Transaction Expenses, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transactions, shall be paid by the party incurring such cost or expense.

Section 12.5	Disclosure Schedule References.

The parties hereto agree that any reference in a particular Section of the Management Disclosure Schedule or the Selling Shareholder Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to an individual who has read that reference and such representations and warranties.

Section 12.6	Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise set forth in this Agreement, this Agreement is not intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Purchaser may transfer or assign its rights and obligations under this Agreement, without obtaining the consent or approval of any other party hereto, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person acquiring the Company Shares; provided that such transfer or assignment shall not relieve Purchaser of its obligations hereunder (Purchaser remaining in particular jointly and severally (solidairement) liable with its relevant Affiliate of such Affiliate’s due performance of its obligations hereunder) or enlarge, alter or change any obligation of any other party hereto or due to Purchaser.

Section 12.7	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of France, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 12.8	Arbitration.

Except as provided for disputes governed by Section 10.4(g), any dispute, controversy or claim arising out of or in connection with this Agreement including the breach, termination or invalidity thereof shall be finally settled by binding arbitration by the ICC Rules in effect at the time of such arbitration to

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the extent such ICC Rules are not inconsistent with this Agreement. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made by any party hereto within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations; provided, however, prior to a demand for arbitration being made, the Parties shall first agree to meet and attempt to resolve the Claim, dispute or other matter in question for a period of thirty (30) days. Should the claim, issue or other matter in question remain unresolved at such time, either Party may make a demand for arbitration. The arbitration panel shall consist of three (3) arbitrators, one of whom shall be appointed by Purchaser and one of whom shall be appointed by the Holder Representative within thirty (30) days after any request for arbitration hereunder. The two arbitrators thus appointed shall choose the third arbitrator within thirty (30) days after the appointment; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator within thirty (30) days after their appointment, either arbitrator may petition the ICC International Court of Arbitration to make the appointment. The place of arbitration shall be London, England and the language of arbitration shall be English. The arbitrators shall be instructed to render their decision within sixty (60) days after their selection and to allocate all costs and expenses of such arbitration (including legal and accounting fees and expenses of the respective parties) to the parties in the proportions that reflect their relative success on the merits (including the successful assertion of any defenses).

EACH PARTY HERETO IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 12.9	Entire Agreement.

This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.10	Effectiveness.

This Agreement shall only be deemed valid and effective once all of the Purchaser, Executing Selling Shareholders and members of Management have executed and delivered this Agreement. Prior to the execution and delivery by all such parties, any such parties may by written notice withdraw their signature on this Agreement from the other parties hereto.

Section 12.11	Attorneys’ Fees.

Except as provided herein, if any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

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Section 12.12	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.13	Conflict Waiver.

Notwithstanding that the Company has been represented by Jones Day (the “Firm”) in the preparation, negotiation and execution of this Agreement and the transactions contemplated herein, the Company agrees that after the Closing the Firm may represent the Holder Representative, the Selling Shareholders and/or their affiliates in matters related to this Agreement and ancillary agreements hereto, including without limitation in respect of any indemnification claims. The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

ARTICLE XIII

DEFINITIONS

Section 13.1	Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Transaction” means any transaction or series of transactions involving:

(i) the sale, license or disposition of all or a material portion of any Acquired Company’s business or assets;

(ii) the issuance, disposition or acquisition of: (i) any capital stock or other equity security of an Acquired Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of an Acquired Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of an Acquired Company; or

(iii) any merger, consolidation, business combination, reorganization or similar transaction involving an Acquired Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

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“Applicable Law” means, with respect to any Person, any French, U.S. federal, state, local, municipal, foreign or other law (including common law), statutes, regulations, written regulatory guidance, directives, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, request or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Application Processor” shall have the meaning set forth on Section 13.1 of the Purchaser Disclosure Schedule.

“Balance Sheet” means the reviewed balance sheet of the Company included in the Financial Statements as of the Balance Sheet Date.

“Balance Sheet Date” means March 31, 2014.

“Bonus Total Cost” means EUR 971,011 (i.e., the aggregate cost (including employer social charges) for the Acquired Companies of the bonuses mentioned in Section 6.4.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California, USA or Paris, France are authorized or required by Applicable Law to close.

“Closing Consideration” means $61,500,000 United States dollars (as may be adjusted pursuant to Section 1.4), plus the Paid Exercise Price and minus the Bonus Total Cost.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Navigation Software Solution” shall include any Company-based or Purchaser-based navigation software solution that is running on any processor in any Major SmartPhone OEM, including the main Application Processor, that delivers an inertial-based pedestrian dead reckoning software service.

“Company Debt” means both the current and long-term portions of any amount owed by any of the Acquired Companies (including all outstanding principal, prepayment premiums, penalties and similar amounts, if any, and accrued but unpaid interest, fees and expenses related thereto) in respect of borrowed money from third parties (e.g. excluding any inter-company financing arrangements) from third parties.

“Company IP” means any and all Intellectual Property Rights owned by any Acquired Company.

“Company IP Contract” means any Contract to which any Acquired Company is party or by which any Acquired Company is bound, that contains any sale, assignment or license of, or covenant not to assert or enforce, or release of, any Intellectual Property Right, including any Company IP.

“Company Material Adverse Effect” Any event, change, development, condition or state of facts having a material adverse effect on the business, assets, Company IP, liabilities, operations, results of operations or financial condition of the Acquired Companies, either alone or taken as a whole; provided, however, that no (i) event, change, condition, development or state of facts relating to the economy or financing or capital markets in general or resulting from industry-wide developments in the industries or

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generally affecting geographical areas in which any of the Acquired Companies conducts its business (but only to the extent such events, changes, developments or states of facts do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in the semiconductor industry or in such applicable geographical areas in which any of the Acquired Companies conducts its business), (ii) change in accounting requirements in accordance with French GAAP, (iii) any natural disaster or any acts of military action or war (whether or not declared), sabotage, terrorism or any escalation or worsening thereof, occurring or commenced after the date of this Agreement (but only to the extent such disaster or acts do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons similarly affected by such disaster or acts), or (iv) changes in Applicable Law; shall be deemed, each individually, to constitute a Company Material Adverse Effect; it being specified that any event, change, development, condition or state of facts having a net material adverse effect on the business, assets, Company IP, liabilities, operations, results of operations or financial condition of the Acquired Companies, taken as a whole, below US$ 5,000,000 in the aggregate shall not be deemed material for the purposes of this definition of Company Material Adverse Effect.

“Company Option” shall have the meaning ascribed to it in Section 2.12(a) hereof.

“Company Optionholder” means a holder of a Company Option.

“Company Option Plan” means the Company’s option plans approved by the Company’s board of directors in 2010 and 2012.

“Company Product” means each product developed, manufactured, marketed, licensed by, sold, performed, offered, distributed or otherwise made available, currently or previously, by or on behalf of any Acquired Company, including any product currently or previously under development by any Acquired Company, and any and all services currently or previously provided by or for any Acquired Company with respect to such Company Products or provided as a separate service

“Company Shareholder” means a holder of Company Shares.

“Company Shares” means collectively, the ordinary shares of the Company and the preferred shares category P.

“Company Trade Secrets” means all Trade Secrets owned by any Acquired Company.

“Company Warrantholder” means a holder of Company Warrants.

“Company Warrants” shall have the meaning ascribed to it in Section 2.12(b) hereof.

“Consent” means any approval, consent, ratification or permission.

“Contract” means any oral or written contract, agreement, understanding, undertaking, indenture, note, or bond pursuant to which an Acquired Company is a party.

“Damages” include any direct liability, loss, damage, injury, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature.

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“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.

“Escrow Agent” means Séquestre juridique de l’Ordre des avocats de Paris.

“Escrow Fund” means an amount equal to $5,000,000 United States dollars of the Closing Consideration payable to the Executing Selling Shareholders pursuant to this Agreement.

“Estimated Consideration Allocation Chart” means a spreadsheet that shall be dated as of the date of this Agreement and shall set forth the following factual information relating to each Equityholder: (i) the name and address of each Equityholder; (ii) the number (and class) of Company Shares held by each holder of Company Shares; (iii) the number of In the Money Options held by each Company Optionholder, the exercise price of such options, the number of underlying Company Shares into which the In the Money Options are exercisable; (iv) the number of In the Money Warrants held by each Company Warrantholder, the exercise price of such options, the number of underlying Company Shares into which the In the Money Warrants are exercisable; (v) an estimation of the Closing Consideration and the portion payable to each Selling Shareholder, including each holder of Derivative Securities; (vi) the calculation of each Executing Selling Shareholder’s Interest in the Rep Reimbursement Amount and the Escrow Fund; and (vii) the percentage of any Earn-Out-Payment payable to each Selling Shareholder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means the rate of exchange between USD and Euros that is reported by the Federal Reserve, the central bank of the United States, at www.federalreserve.gov, for the last Business Day prior to the date hereof.

“Executing Selling Shareholder’s Interest” means the percentage interest of each Executing Selling Shareholder in the Escrow Fund, in the Rep Reimbursement Amount, each as set forth on the Consideration Allocation Certificate.

“French GAAP” means generally accepted accounting principles in France, consistently applied throughout the respective periods covered.

“Fundamental Representations” shall mean those representations made by the Executing Selling Shareholders in Article III.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) the European Union, French, U.S. federal, state, local, municipal, foreign or other government; (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

“Governmental Authorization” means any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

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“Governmental Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement, rebate or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the any bi- or multi-national grant programs for research and development, the European Union or any other Governmental Authority.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Indemnitee” shall mean Purchaser and each of its Affiliates (including, following the Closing, the Company) and its and each of their respective directors, officers, managers, shareholders, members, partners, agents and Representatives.

“Intellectual Property Rights” means all of the following forms of intellectual property rights arising under the laws of France, the European Union, United States or any other jurisdiction with respect thereto: (i) any and all classes and types of patents, utility models and design patents and applications for these classes and types of patent rights and all disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations, applications for registration, renewals and extensions thereof, (iii) copyrights and rights under copyrights (including software), whether registered or unregistered, including moral rights and any other rights in works of authorship (if any and to the extent permitted under the Applicable Law of any jurisdiction), and any registrations and applications for registration thereof, (iv) mask work rights and registrations and applications for registration thereof, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), whether registered or unregistered, and any applications for registration therefor, (vi) Trade Secrets, (vii) URL and domain name registrations and (viii) all claims, causes of action and rights to sue or recover and claim damages arising out of or related to the past, present or future infringement or misappropriation of any of the foregoing.

“Key Employees” means the Persons identified on Schedule 1.

“Knowledge” means, (i) with respect to the Management, the actual knowledge of any member of Management and the knowledge that any such Person would have obtained if such Person had made due and diligent inquiry of those Employees of the Acquired Companies and its Affiliates who report directly to such Person or who otherwise have management responsibility for the matter in question, and, (ii) with respect to the Purchaser, the actual knowledge of each of the Chief Executive Officer and Chief Financial Officer of Purchaser and any knowledge that each of such individuals should have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of the Purchaser, and (iii) with respect to each Executing Selling Shareholder that is not an individual, the Chief Executive Officer (in case of a company), or General Partner (in case of a partnership), of such Selling Shareholders and any knowledge that each of such individuals should have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of the relevant Selling Shareholder.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

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“Major SmartPhone OEM” shall have the meaning set forth on Section 13.1 of the Purchaser Disclosure Schedule.

“Management Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been delivered by Management to Purchaser.

“Open Source Software” means any software code that is either (a) distributed under a license approved by the Open Source Initiative, (b) described as “free software” or “open source software,” or (c) otherwise distributed in source code form under terms requiring as a condition of use, modification and/or distribution of such software that other software incorporated into, derived from or distributed with such software (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, (3) be redistributable at no charge, (4) licensed under terms that allow such software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than as provided under Applicable Law), or (5) grants to any third party any rights to or immunities under any Intellectual Property Rights (other than as provided under Applicable Law). Open Source Software includes software code licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Apache License, BSD License, MIT License, Artistic License, Common Development and Distribution License, Common Public License, Eclipse Public License, and similar licenses.

“Paid Exercise Price” means the Aggregate Exercise Price Amount less US$600,000.

“Paying Agent” means Deutsche Bank National Trust Company.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Per Ordinary Share Closing Consideration” shall mean the portion of the Selling Shareholder Closing Consideration payable to the holder of one ordinary share in accordance with this Agreement and the Shareholders Agreement as set forth on the Consideration Allocation Certificate.

“Pre-Closing CEO” means Sam Guilaumé.

“Pre-Closing Tax Period” means (i) any Tax period ending before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending at the close of business on the day prior to the Closing Date.

“Pre-Closing Taxes” means any Tax imposed with respect to a Pre-Closing Tax Period.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchaser Material Adverse Effect” means any event, change, development or state of facts having a material adverse effect on the business, assets, liabilities, operations or financial condition of Purchaser, taken as a whole; provided, however, that no (i) event, change, development or state of facts relating to the economy or financing or capital markets in general, or resulting from industry-wide

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developments in the industries or generally affecting geographical areas in which Purchaser or any of its Subsidiaries conducts its business (but only to the extent such events, changes, developments or states of facts do not, individually or in the aggregate, have a disproportionate impact on Purchaser or any of its Subsidiaries, taken as a whole, relative to other Persons in the semiconductor industry or in such applicable geographical areas in which Purchaser conducts its business), (ii) change in accounting requirements in accordance with US GAAP, (iii) a any natural disaster or any acts of military action or war (whether or not declared), sabotage, terrorism or any escalation or worsening thereof, occurring or commenced after the date of this Agreement (but only to the extent such disaster or acts do not, individually or in the aggregate, have a disproportionate impact on Purchaser or any of its Subsidiaries, taken as a whole, relative to other Persons similarly affected by such disaster or acts), or (iv) changes in Applicable Law; shall be deemed, each individually, to constitute a Purchaser Material Adverse Effect.

“Registered IP” means all Company IP with respect to which any registration, application, certificate, filing or other document has been issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority in connection with the protection of Intellectual Property Rights, including patents, domain names, registered copyrights (including registered mask works), and registered trademarks and all applications for any of the foregoing.

“Related Person” shall mean any director or officer of the Acquired Companies, any ten percent (10%) or greater Company Shareholder, or any Affiliate of any of the foregoing Persons.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and other representatives (and in case of a partnership, its general partner).

“SEC” means the United States Securities and Exchange Commission.

“Shareholders Agreement” means that certain Shareholders’ Agreement among the Company, the Founders (as defined therein), the Early Joiner (as defined therein), the Investors (as defined therein) and the Company dated July 27, 2012.

“Securities Act” means the Securities Act of 1933, as amended.

“Straddle Period” means any Tax period beginning before the Closing Date and ending on or after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any and all taxes, including (i) any net income, gross income, gross receipts, branch profits, sales, use, value added, transfer, franchise, profits, license, registration, documentary, conveyancing, gains, withholding, national insurance, national health insurance and other payroll taxes, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, inflation linkage, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (European Union, French, United States (federal, state or local) or foreign).

“Tax Contest” means any audit (by any Governmental Authority), other administrative proceeding or inquiry or judicial proceeding involving Taxes.

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“Tax Escrow Amount” means $1,000,000.

“Tax Return” means any return, report, declaration, claim for refund, information return (including schedules thereto, other attachments thereto, amendments thereof) filed or required to be filed with any Tax authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Representations” means the representations and warranties set forth in Section 2.18.

“Technology” means all tangible or intangible embodiments of the Company IP owned by any Acquired Company which are incorporated in any Company Products.

“Trade Secrets” means all inventions (whether or not patentable) and improvements thereto, know-how, research and development information, business plans, specifications, designs, processes, process libraries, technical data, customer data, financial information, pricing and cost information, bills of material, or other confidential information exclusively owned by a Person, including any formula, pattern, compilation, program, device, method, technique, or process, that (i) provides an actual or potential independent economic value from not being generally known to and not being readily ascertainable by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy and for which those efforts resulted in a reasonable belief that sufficient secrecy was maintained.

“Transactions” means the purchase of the Company Shares and the other transactions contemplated by this Agreement.

“US GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the respective periods covered.

Section 13.2	Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Section of the Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

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(f) All references to time shall refer to California time. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(g) The use of the word “or” shall not, necessarily, be exclusive.

(h) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(i) Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

(j) The term “foreign” when used with respect to Applicable Law or a Governmental Authority shall refer to all jurisdictions other than France or the United States.

The term “Dollar”, “$”, or USD shall refer to the currency of the United States of America. When such reference is made and the actual liability or payment is set in Euros, for purpose of this Agreement, the Exchange Rate shall be applied.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

MANAGEMENT

By:	/S/ Sam Guilaumé

Name:	Sam Guilaumé
Title:	Movea CEO

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

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INVENSENSE INTERNATIONAL, INC.

By:	/S/ Eliot Hsu

Name:	Eliot Hsu
Title:	General Manager

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

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SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Holder Representative

By:	/S/ Sam Guilaumé

Name:	Sam Guilaumé
Title:	Holder Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

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Sam Guilaumé		Marc Attia

By:	/S/ Sam Guilaumé	By:	/S/ Sam Guilaumé

Name:	Sam Guilaumé	Name:	Sam Guilaumé

Title:		Title:	Authorized Signatory

Bruno Flament		Yanis Caritu

By:	/S/ Sam Guilaumé	By:	/S/ Sam Guilaumé

Name:	Sam Guilaumé	Name:	Sam Guilaumé

Title:	Authorized Signatory	Title:	Authorized Signatory

Bryan Hoadley		Jean Miraillé

By:	/S/ Sam Guilaumé	By:	/S/ Sam Guilaumé

Name:	Sam Guilaumé	Name:	Sam Guilaumé

Title:	Authorized Signatory	Title:	Authorized Signatory

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

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FCPR I-SOURCE 3		FCPI CA Investisstment 1

By:	/S/ Nicolas Boulay	By:	/S/ Nicolas Boulay

Name:	Nicolas Boulay	Name:	Nicolas Boulay

Title:	Authorized Signatory	Title:	Authorized Signatory

FCPI CA Innovation 9		ADV GIMV TECHNO 2007

By:	/S/ Nicolas Boulay	By:	/S/ Pierre Egot

Name:	Nicolas Boulay	Name:	Pierre Egot

Title:	Authorized Signatory	Title:	Authorized Signatory

GIMV NV		CEA Investissement

By:	/S/ Pierre Egot	By:	/S/ Pierre Egot

Name:	Pierre Egot	Name:	Pierre Egot

Title:	Authorized Signatory	Title:	Authorized Signatory

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

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TECHNICOLOR		INTEL Capital

By:	/S/ Sophie Le Menaheze	By:	/S/ Patrick Douin

Name:	Sophie Le Menaheze	Name:	Patrick Douin

Title:	Authorized Signatory	Title:	Authorized Signatory

Anne Gabrot		Cyrille Soubeyrat

By:	/S/ Sam Guilaumé	By:	/S/ Sam Guilaumé

Name:	Sam Guilaumé	Name:	Sam Guilaumé

Title:	Authorized Signatory	Title:	Authorized Signatory

Wahid Issa		Hervé Blanc

By:	/S/ Sam Guilaumé	By:	/S/ Sam Guilaumé

Name:	Sam Guilaumé	Name:	Sam Guilaumé

Title:	Authorized Signatory	Title:	Authorized Signatory

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

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Tim Kelliher		Sam Miri

By:	/S/ Sam Guilaumé	By:	/S/ Sam Guilaumé

Name:	Sam Guilaumé	Name:	Sam Guilaumé

Title:	Authorized Signatory	Title:	Authorized Signatory

Bob Whyte		Gilles Delfassy

By:	/S/ Sam Guilaumé	By:	/S/ Sam Guilaumé

Name:	Sam Guilaumé	Name:	Sam Guilaumé

Title:	Authorized Signatory	Title:	Authorized Signatory

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

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EXHIBIT INDEX

Exhibit A – Executing Selling Shareholders

Exhibit B – Escrow Agreement

Exhibit C – List of Resigning Officers, Directors and Observers

Exhibit D – Estimated Consideration Allocation Chart

Exhibit E – Derivative Security Cancellation Acknowledgement

Exhibit F – Non-Executing Selling Shareholders

Exhibit G – Short Form SPA

Exhibit H – Subscription Form

Exhibit I – Form of Shareholders Calling Letter

Exhibit J – Third Party Contractor Approval

Exhibit K – Form of Consent Letter

Exhibit L – List of Employees to sign IP Assignment Agreement

Exhibit M – Form of IP Assignment Agreement

Exhibit N – List of Third Party Consents / Acknowledgement

Exhibit O – Form of third Party Consents / Acknowledgement

Exhibit P – Form of Employment Agreement

Exhibit Q – Management Disclosure Schedule

Exhibit R – Purchaser Disclosure Schedule

Exhibit S – Press Release

Exhibit 1.4 – Sample Closing Net Working Capital Calculation